Exhibit 10.3

APPLICATION SERVICES AGREEMENT

dated as of February 5, 2007,

between

HAWAIIAN TELCOM

and

ACCENTURE

ARTICLE VIII RELATIONSHIP GOVERNANCE		20
8.1	Accenture Account Representative	20
8.2	Hawaiian Telcom Account Representative	20
8.3	Establishment of Service Management Steering Committee	20
8.4	Accenture Personnel	21
8.5	Accenture Personnel	22
8.6	Background Checks	23
8.7	Reports	23
8.8	Meetings and Conference Calls	23
8.9	Accenture Subcontractors	23
8.10	No Solicitation	24

ARTICLE IX PRICE & PAYMENT		24
9.1	Service Charges	24
9.2	Reimbursement of Expenses	25
9.3	Pass-Through Expenses	25
9.4	Invoices; Method of Payment; Finance Charges	25
9.5	Proration	25
9.6	Unused Credits	25
9.7	Disputed Charges	26
9.8	Taxes	26

ARTICLE X REPRESENTATIONS, WARRANTIES AND COVENANTS		29
10.1	Representations and Warranties	29
10.2	Covenants	31

ARTICLE XI CONFIDENTIALITY; SAFEGUARDING OF DATA		32
11.1	Confidentiality	32
11.2	Hawaiian Telcom Data	34
11.3	Unauthorized Acts	35
11.4	Employees and Contracts	35

ARTICLE XII PROPRIETARY RIGHTS		36
12.1	Ownership of Deliverables	36
12.2	Residuals Clause	36
12.3	Hawaiian Telcom IP Rights	37

ARTICLE XIII AUDIT RIGHTS		37
13.1	Operational Audits	37
13.2	Financial Audits	38
13.3	General Principles Regarding Audits	38
13.4	Remedial Action	39
13.5	Accenture Audits	39
13.6	Survival of Audit Rights	39

ARTICLE XIV INDEMNIFICATION		40
14.1	Bodily Injury and Property Damage	40
14.2	Indemnification by Accenture	40
14.3	Indemnification by Hawaiian Telcom	40
14.4	Accenture’s Infringement Indemnity	41
14.5	Hawaiian Telcom Infringement Indemnity	42
14.6	Indemnification Procedures	43
14.7	Subrogation	44

ARTICLE XV LIMITATION OF LIABILITY AND RISK ALLOCATION		44
15.1	Liability Cap	44
15.2	Limitation on Category of Liability	46
15.3	Contractual Statute of Limitation	46
15.4	Replenishment of Liability Cap	46
15.5	Recourse	46
15.6	Reasonable Allocations	46
15.7	Insurance Coverage	46
15.8	Insurance Terms	47

ARTICLE XVI TERMINATION		48
16.1	Termination for Cause by Hawaii Telcom	48
16.2	Termination for Cause by Accenture	49
16.3	Termination Upon Change of Control	50
16.4	Termination Assistance Services	50
16.5	Change in Laws	50
16.6	Survival of Provisions	50
16.7	Equitable Remedies.	51

ARTICLE XVII DISPUTES		51
17.1	Informal Dispute Resolution	51
17.2	Alternative Dispute Resolution	52
17.3	Exceptions to Dispute Resolution Procedure	52
17.4	Continued Performance	52

ARTICLE XVIII FORCE MAJEURE		52
18.1	Force Majeure Events	52
18.2	Force Majeure Notice	52
18.3	Strike, Lockout	53
18.4	Critical Services	53
18.5	Force Majeure and Charges	53
18.6	Disaster Recovery and Business Continuity Plan	53

ARTICLE XIX COMPLIANCE WITH LAWS AND REGULATIONS		53
19.1	Compliance with Laws	53
19.2	US Sarbanes-Oxley	53

ARTICLE XX MISCELLANEOUS		54
20.1	Hawaiian Telcom Affiliates	54
20.2	Injunctive Relief	54
20.3	Binding Nature and Assignment	54
20.4	Cooperation; Consents	54
20.5	Relationship of Parties	55
20.6	Notice	55
20.7	Severability	56
20.8	No Third-Party Beneficiaries	56
20.9	Publicity	56
20.10	Service Marks	56
20.11	Amendment	56
20.12	Entire Agreement	56
20.13	Governing Law	57
20.14	Inconsistencies	57
20.15	Counterparts	57

Exhibits

Exhibit A	Definitions
Exhibit B-1	Recovery Services Statement of Work
Attachment B-1.1 – Reserved
Attachment B-1.2 – Balanced Scorecard
Exhibit B-2	Enhancement Services Statement of Work
Attachment B-2.1 – Form of Enhancement Capacity Work Order
Exhibit B-3	AM Services Statement of Work
Attachment B-3.1 – Service Level Methodology
Attachment B-3.2 – Service Level Definitions and Metrics
Attachment B-3.3 – Transition Plan
Attachment B-3.4 – Reserved
Attachment B-3.5 – System and Process Queues
Exhibit B-4	Cross Functional Services Statement of Work
Exhibit B-5	Termination Assistance Services
Exhibit C	Acceptance
Exhibit D	Charges
Attachment D-1 – Recovery Services Charges
Attachment D-2 – Enhancement Services Rates
Attachment D-3 – Non-Discretionary Services Charges
Attachment D-4 – Discretionary AM Services Rates
Exhibit E	Service Locations
Exhibit F	Resources
Exhibit G	Hawaiian Telcom Policies
Attachment G-1.1- Computer and Enterprise Network Security
Attachment G-1.2 – Accenture Security Access Principles
Attachment G-1.3 – Application of Security Policy and Principles
Attachment G-2- Hawaiian Telcom Facilities Policies
Exhibit H	Hawaiian Telcom Facilities
Exhibit I	In-Scope Applications
Exhibit J	Accenture Background Investigations and Examinations Policies & Standards
Exhibit K	Form of Invoice
Exhibit L	Verizon Sublicense
Exhibit M	Accenture Competitors
Exhibit N	Approved Accenture Subcontractors
Exhibit O	Reporting
Exhibit P	Application Architecture
Exhibit Q	Other Terms

APPLICATION SERVICES AGREEMENT

THIS APPLICATION SERVICES AGREEMENT (the “Agreement”), effective as of February 5, 2007 (the “Effective Date”), is between Hawaiian Telcom Communications, Inc., a Delaware Corporation (“Hawaiian Telcom”), and Accenture LLP, an Illinois limited liability partnership (“Accenture”).  Accenture and Hawaiian Telcom may be referred to in this Agreement individually as a “Party” and together as the “Parties.”

Background Statement and Objectives

This Agreement provides the terms and conditions under which Accenture shall provide, and Hawaiian Telcom shall purchase, certain specified application-related services.  Hawaiian Telcom and Accenture have agreed upon the following goals and objectives for this Agreement:

(a)               providing for the orderly transfer of certain applications responsibilities from Hawaiian Telcom’s current supplier to Accenture;

(b)              the Parties establishing a flexible contractual relationship and Hawaiian Telcom having a reasonably flexible cost pricing structure with centralized management of the Services to facilitate achievement of Hawaiian Telcom’s goal of creating effective and efficient business processes and back-office infrastructure;

(c)               establishing a Service delivery process that provides value to, and is highly responsive to, the demands of Hawaiian Telcom’s business, including being responsive to changes in the business environment, in technology and in methods for providing technology services;

(d)              establishing a process for identifying certain opportunities for savings and Service improvements through judicious and timely implementation of mutually agreed upon new technology initiatives, including emerging technologies that can be implemented at Hawaiian Telcom to support Hawaiian Telcom initiatives;

(e)               performing the Services in a manner that is flexible, cost effective and efficient with predictable pricing for the Services;

(f)                 the Parties establishing and maintaining high levels of communication so as to facilitate the delivery of Services in an efficient and cost effective manner;

(g)              providing for the orderly transfer of Services to Hawaiian Telcom (or Hawaiian Telcom’s third party designee(s)) upon Removal from Scope or the expiration or termination of this Agreement; and

(h)              the Parties developing a relationship, intended to include permitting Accenture to have an opportunity to be considered for new services that Hawaiian Telcom may require from time to time.

Terms and Conditions

In consideration of the mutual covenants set forth below, the Parties, intending to be bound, agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1                               Definitions.  As used in this Agreement, the terms set forth in Exhibit A (Definitions) shall have the respective meanings set forth therein.  Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings therein indicated.

1.2                               General Construction.  The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or quarters shall be deemed references to calendar days, months or quarters and (b) any reference to a “Section,” “Article,” “Exhibit” or “Attachment” shall be deemed to refer to a section or article of this Agreement or an exhibit or attachment to this Agreement.  Unless the context otherwise requires, as used in this Agreement, all terms used in the singular shall be deemed to refer to the plural as well, and vice versa.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References in this Agreement to “$” shall be deemed a reference to United States dollars unless otherwise specified.

1.3                               Statements of Background and Objectives.  The statements of background and objectives set forth in the Background Statement and Objectives of this Agreement are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations under this Agreement or to alter the plain meaning of the provisions of this Agreement.  To the extent any provisions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such provision(s) are to be interpreted and construed in light of the statements of background and objectives set forth in the Background Statement and Objectives section of this Agreement.

1.4                               Agreement Structure.  This Agreement consists of:  (a) Terms and Conditions and Exhibits (other than the Statements of Work) which apply generally to all Services provided under this Agreement; (b) one or more statement(s) of work attached as Exhibits B (Statements of Work) that describe(s) the Services and contain(s) terms and conditions applicable to the Services described thereunder (each, a “Statement of Work” or “SOW”); (c) one or more work order(s) issued under this Agreement or any such Statement of Work and signed by both Parties (each, a “Work Order”) further defining specific quantities and types of Services purchased under this Agreement or any such Statement of Work, and (d) any other documents incorporated from time to time by reference into clauses (a), (b) or (c) above.

ARTICLE II
AGREEMENT TERM; RENEWAL

2.1                               Agreement Term.  The term of this Agreement shall commence on the Effective Date and end seventeen (17) months following the Effective Date, unless earlier terminated in accordance with the terms of this Agreement (the “Term”).  The term of each of the initial Statements of Work is set forth in the respective Statement of Work.  Any additional Statement of Work shall specify its term.  If any Statement of Work has a stated term which extends beyond the Term, the Term shall continue until the expiration of any such Statement of Work for the purpose of completing such Statement of Work, provided that it will not extend the term of any other Statement of Work.

2.2                               Renewal.  Four (4) months prior to the expiration of the Agreement, the Parties shall meet to discuss extending Accenture’s provision of the AM Services to a five (5) year term.  The Parties may mutually agree to extend the Term; provided that such written agreement is reached at least ninety (90) days prior to the then-current expiration date.

ARTICLE III
SERVICES

During the term of each applicable SOW, Accenture shall perform for Hawaiian Telcom the services, functions and activities of Accenture as described in this Agreement and such Statement of Work (collectively, the “Services”).  The initial Services consist of (i) Recovery Services; (ii) Enhancement Services; and (iii) AM Services, each as further described in the applicable SOW.    The Services shall include the services, functions, and activities not specifically described in this Agreement but that are inherent in the Services (which will be deemed to be implied by and included within the scope of the Services as if specifically described in this Agreement).  Subject to the foregoing, the Services shall not include any other services not identified in an SOW.  Without limiting the generality of the immediately preceding sentence, the following activities shall be solely the responsibility of Hawaiian Telcom and are not included in the Services: (a) IT strategic planning; (b) demand management, including the prioritization of user requests (provided that although Hawaiian Telcom will be responsible for the ultimate decisions regarding demand management, Accenture will consult with and provide reasonable input to Hawaiian Telcom with respect thereto); (c) business liaison; (d) user acceptance testing; (e) user training; and (f) infrastructure services, including Level 1 Help desk services.

3.1                               Recovery Services.  Accenture shall provide the Recovery Services, as further described in Exhibit B-1 (Recovery Services SOW), for the fixed price therefor set forth in Exhibit D (Charges).

3.2                               Enhancement Services.  Accenture shall provide the Enhancement Services, as further described in Exhibit B-2 (Enhancement Services SOW) and Exhibit D (Charges).

3.3                               AM Services.  Accenture shall provide the AM Services, as further described in Exhibit B-3 (AM Services SOW), for the fixed price therefor set forth in Exhibit D (Charges).  The AM Services consist of Transition Services and Steady State Services, which comprise the Non-Discretionary Services and Discretionary Services.  Commencing on the Effective Date, Accenture shall provide the Transition Services as described in Exhibit B-3 (AM Services SOW).  Upon completion of the Transition Services or as otherwise provided for in the Transition Plan (as defined in Exhibit B-3 (AM Services SOW)), Accenture shall provide the Steady State Services described in Exhibit B-3 (AM Services SOW).

3.4                               Acceptance.  The process, rights and obligations associated with the acceptance ofDeliverables shall be as set forth in Exhibit C (Acceptance).

3.5                               Exclusivity.  All references to AM Services in this Section 3.5 shall mean the Non-Discretionary AM Services only.

(a)                                  Commitment.  Hawaiian Telcom agrees that it may not: (a) terminate any AM Services for convenience, or (b) remove any AM Services from the scope of the Services for Hawaiian Telcom’s convenience (collectively, “Remove From Scope”), except as specified in Section 3.5(b).  The foregoing does not limit any other rights Hawaiian Telcom may have to terminate (or otherwise reduce the consumption of) any other Services in accordance with the terms of this Agreement.

(b)                                 Permitted Removal of Scope.  Hawaiian Telcom may Remove From Scope portions of the AM Services to the extent the result of such Removal From Scope would be that the total of the amount of Charges for the AM Services that Hawaiian Telcom had previously Removed From Scope, plus the Charges for the AM Services that are then proposed to be Removed From Scope, as a percentage of the total Charges for AM Services (on an annualized basis as if no Services had ever been Removed From Scope) (the “Presumptive Annual Charges”) (as determined in accordance with Section 3.5(d)) would not exceed twenty percent (20%) during the Term; provided, however, that any AM Services performed on a Retired Application shall not be deemed to be Removed From Scope.  The removal of a Retired Application from the scope of Services shall be managed through the Contract Change Control Process.  The Parties acknowledge that Accenture shall have no obligations with respect to any Retired Applications.

(c)                                  Notice.  Hawaiian Telcom will give Accenture prior written notice of each Removal From Scope of any Services (a “Removal From Scope Notice”).  The Removal From Scope Notice will specify the effective date of the Removal From Scope, which may not be less than forty-five (45) calendar days following Accenture’s receipt of such notice.  Notwithstanding the foregoing, if Accenture reasonably believes that it will not be able, through the use of Reasonable Efforts, to redeploy the personnel who are at the time of Accenture’s receipt of the Removal From Scope Notice performing Services that Hawaiian Telcom has indicated will be Removed From Scope, then Accenture may delay the effectiveness of the Removal From Scope until a date that is no more than ninety (90) days after Accenture’s receipt of the Removal From Scope Notice, provided that Accenture gives notice of such delay as soon as it becomes apparent Accenture will not be able to redeploy the applicable personnel, provided such notice may not be provided later than fifteen (15) days prior to the expiration of the forty-five (45) day period.  The permitted Removal From Scope shall be managed through the Contract Change Control Process and System Change Management Process.  So long as Hawaiian Telcom does not Remove From Scope more AM Services than permitted in Section 3.5(b), there will be no restriction on which particular AM Services Hawaiian Telcom may Remove From Scope.  Accenture will provide Termination Assistance Services with respect to any AM Services Removed From Scope.

(d)                                 For the purposes of Section 3.5(b), Charges for particular Services on an annualized basis shall be calculated by summing the prior twelve (12) months of those Charges or, if those Services have not been provided for all of the prior twelve (12) months, then the calculation would be as follows:  (average monthly Charge for such Services (based on the most current, available monthly charge data)) x (12).  The Presumptive Annual Charges will be based on the Charges as of the Effective Date (e.g., they will not include additional Charges which are added pursuant to the Contract Change Control Process), adjusted downward to reflect any reduction in the scope of AM Services resulting from the removal of Retired Applications.

3.6                               Reliance on Instructions.  In performing its obligations under this Agreement, Accenture shall be entitled to reasonably rely upon information provided to Accenture by the Hawaiian Telcom Account Representative or, as to areas of competency specifically identified in writing by the Hawaiian Telcom Account Representative, by any other Hawaiian Telcom personnel identified in writing by the Hawaiian Telcom Account Representative, from time to time, as having authority to provide the same on behalf of

Hawaiian Telcom in such person’s area of competency, provided in each case that such information relates primarily to Hawaiian Telcom’s business requirements as opposed to means of performing the Services, and provided further that in no event will any such instructions be deemed to modify or supplement any aspect of this Agreement (which includes all Exhibits) unless the Parties have also complied with the requirements of Article IV and/or Section 20.11, as applicable.

3.7                               Hawaiian Telcom Service Responsibilities.  In addition to the obligations specified elsewhere in this Agreement, during the Term and in connection with Accenture’s performance of its obligations hereunder, Hawaiian Telcom shall, at its own cost and expense, perform the obligations, and retain the responsibilities, identified as customer responsibilities in the applicable Statement of Work (collectively, the “Hawaiian Telcom Service Responsibilities”).

3.8                               Savings Clause.

(a)                                  No Termination.  Except as provided in Section 16.2, no failure by Hawaiian Telcom and any of its Affiliates to perform any of their obligations under this Agreement shall be deemed to be grounds for any termination of the Agreement by Accenture.

(b)                                 Hawaiian Telcom Knowledge and Skill.  Hawaiian Telcom acknowledges that it has knowledge and skill particular to certain business practices and information involved in the Services and Deliverables and shall provide Accenture, at Accenture’s reasonable request, with reasonable input from such Hawaiian Telcom’s subject matter resources to the extent necessary for Accenture’s performance of Services and creation of Deliverables.  Hawaiian Telcom shall be responsible for ensuring that the scope of Services and Deliverables meet Hawaiian Telcom’s requirements.  Notwithstanding the foregoing, the fact that Hawaiian Telcom has such knowledge and skill shall not operate to shift to Hawaiian Telcom any responsibilities of Accenture that would otherwise by responsibilities of Accenture under this Agreement unless a written amendment to this Agreement is executed by the Parties to effect such a shift.  Likewise, the fact that Accenture has knowledge and skill in an area that is outside of the scope of the Services shall not operate to shift to Accenture any responsibilities of Hawaiian Telcom under this Agreement, unless a written amendment to this Agreement is executed by the Parties to effect such a shift.

(c)                                  Excused Performance.  Accenture’s failure or delay in performing any of its obligations under this Agreement shall be excused if and to the extent that one of the events specified in Section 3.8(c)(i) (a “Possible Excuse”) occurs and the relevant conditions specified in this Section 3.8(c) are satisfied:

(i)                                     Such Accenture failure or delay results from, and only to the extent such Accenture failure or delay would not have occurred but for, the following:

(1)                                  Hawaiian Telcom’s failure to perform any responsibilities set forth in this Agreement (including the failure to perform within the specified time period, or if no time period is specified, within a reasonable time);
(2)                                  Hawaiian Telcom’s direction to Accenture to take or refrain from taking certain actions, subject to Section 3.6, or to reallocate or reprioritize Accenture resources;

(3)                                  acts or omissions of Hawaiian Telcom third party vendors (which the Parties agree includes the failure of a Hawaiian Telcom third party vendor to cooperate with Accenture), except to the extent such acts or omissions are directed by Accenture;
(4)                                  Hawaiian Telcom’s failure to obtain Required Consents which Hawaiian Telcom is obligated to secure;
(5)                                  any matter constituting a Force Majeure Event; or
(6)                                  the applicability of any other provision of this Agreement that expressly provides for relief from nonperformance or service levels in accordance with such provision;

(ii)                                  Accenture provides Hawaiian Telcom with reasonable written notice promptly upon becoming aware of the adverse impact the Possible Excuse has or is likely to have on Accenture’s ability to perform its obligations under this Agreement and the specific obligations which are at risk; provided that a delay in providing Hawaiian Telcom with such notice shall not operate to deny Accenture the excuse provided by this Section 3.8(c) except to the extent such delay prejudices Hawaiian Telcom’s ability to cure the Possible Excuse; and

(iii)                               Accenture uses Reasonable Efforts to perform notwithstanding (except to the extent that Hawaiian Telcom directs Accenture otherwise in writing), in which case Hawaiian Telcom shall compensate Accenture for its reasonable incremental Out-of-Pocket Expenses incurred in making the efforts under Section 3.8(c)(iii), if such failure to perform is a one-time or non-recurring event.  However, if such failure to perform occurs on a recurring basis or where the total costs and expenses incurred under this provision exceed $100,000.00, Accenture’s performance of such activities shall be deemed to constitute new services for which Accenture shall be equitably compensated pursuant to Article IV of this Agreement, provided that, with respect to Accenture’s performance of Hawaiian Telcom’s obligations, Accenture so notifies Hawaiian Telcom in writing in advance of incurring such costs (e.g., Hawaiian Telcom will not be responsible for payment for any Charges with respect to Accenture’s performance of Hawaiian Telcom’s obligations, other than the Out-of-Pocket Expenses referred to above, and Accenture is not obligated to perform any such obligation, unless and until the Parties enter into a formal Contract Change).

Accenture acknowledges that Hawaiian Telcom may rectify (or cause to be rectified) a Possible Excuse, in which case Accenture will not be entitled to any further excuse beyond that to which it became previously entitled under this Section 3.8(c).  Hawaiian Telcom acknowledges that its rectifying (or causing to be rectified) such a Possible Excuse shall not necessarily mean that Accenture shall be able to resume full performance simultaneously, it being agreed that Accenture shall resume full performance as soon as reasonably possible and shall use Reasonable Efforts to minimize any resulting delay.  After Accenture resumes full performance, Accenture shall not be entitled to any further excuse beyond that to which it became previously entitled under this Section 3.8(c).

Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall Accenture be obligated to perform any of Hawaiian Telcom’s responsibilities set forth in this Agreement.

3.9                               Third Party Products.  Infurtherance of performing the Services, Accenture (directly or through an Affiliate, including Proquire LLC) may acquire products from third party vendors.  As part of its relationship with such vendors, Accenture may be entitled to receive from such vendors certain compensation, fees or other financial interest.  Hawaiian Telcom acknowledges that Accenture’s vendor relationships and such compensation may be beneficial to Accenture in the performance of its Services hereunder.

3.10                        Accenture’s Cooperation with Hawaiian Telcom and Third Parties.  Accenture will provide reasonable cooperation to Hawaiian Telcom or Hawaiian Telcom’s contractors in connection with services provided by Hawaiian Telcom contractors to Hawaiian Telcom (including by providing to Hawaiian Telcom and its contractors information pertaining to the Actual Services, In-Scope Applications and configurations thereof, in Accenture’s possession), provided that such cooperation will be provided in a way that does not adversely effect Accenture’s performance of the Services or increase Accenture’s cost to perform the Services, provided that if there is an increase in costs, Accenture shall so notify Hawaiian Telcom and if Hawaiian Telcom still requires such cooperation, the Charges will be equitably adjusted if and to the extent provided for in Section 4.2(d).

3.11                        Authorized Users; Hawaiian Telcom Affiliates.

(a)                                  Authorized Users.  Accenture acknowledges that although the Services are being provided to Hawaiian Telcom, certain vendors, other suppliers, customers and business partners of Hawaiian Telcom (e.g., CLEC customers who rely on Hawaiian Telcom services that rely on the Services) (including then current and certain former Hawaiian Telcom Affiliates pursuant to Section 3.11(b)) (collectively, the “Authorized Users”) will be authorized to use the Services, and the foregoing will not be deemed to violate any provision of this Agreement.  If and to the extent directed by Hawaiian Telcom,  Accenture shall interface with employees of such Authorized Users in connection with performing its obligations hereunder as though they were employees of Hawaiian Telcom.  This section shall be without prejudice toSection 20.8.

(b)                                 Hawaiian Telcom Affiliates.

(i)                                     Actual Services will be provided to or for the benefit of Hawaiian Telcom Affiliates.  Such Services delivered to Hawaiian Telcom Affiliates are “Services” under this Agreement.  For purposes of this Agreement, “Actual Services” shall mean the Services identified in one or more Statements of Work as well as the obligations of Accenture in Sections 3.10, 3.12, 3.13, 4.1, 6.4(a), 6.5(b), 6.7, 8, 10.1(a), 10.1(b), 10.1(c), 10.2, 11.2(b), 11.2(c), 16.4, all Exhibits B (and all Attachments to any Exhibit B), and Exhibit C.

(ii)                                  If a Hawaiian Telcom Affiliate that is receiving Services at any time during the Term either (i) ceases to be a Hawaiian Telcom Affiliate, or (ii) transfers all or part of its business operations that receive the Services to a third party that is not a Hawaiian Telcom Affiliate, then Hawaiian Telcom may require that Accenture provide Termination Assistance Services to such former Hawaiian Telcom Affiliate or to the applicable third party, in accordance with Section 16.4.  Any increased costs to Accenture of providing such Termination Assistance Services will be reimbursed by Hawaiian Telcom.  In the case of such a disposition, Accenture’s obligation to continue performing Services for such former Hawaiian Telcom Affiliate or business operations will not exceed six (6) months after the closing of such disposition; provided that in no event shall Accenture be obligated to perform such Services following end of the Termination Assistance Period.  The Services provided to such former Hawaiian Telcom Affiliate will be “Services” under this Agreement.

(iii)                               With respect to Hawaiian Telcom Affiliates, only Hawaiian Telcom will be the Party to this Agreement and only Hawaiian Telcom will be liable under this Agreement as if all Services provided under this Agreement were provided to Hawaiian Telcom (including being liable to pay Accenture the Charges for the Services provided to Hawaiian Telcom Affiliates under this Agreement).  Only Hawaiian Telcom may enforce its rights under this Agreement against Accenture, on its own behalf or on behalf of any Hawaiian Telcom Affiliates.  Hawaiian Telcom may exercise any right under this Agreement (including the right to terminate or vary this Agreement) without the consent of any of its Affiliates.  In all matters relating to the Services provided to a Hawaiian Telcom Affiliate, Accenture may communicate and deal solely with Hawaiian Telcom and will not be obliged to communicate or deal directly with such Hawaiian Telcom Affiliate.

(c)                                  Accenture Affiliates.  With respect to Accenture Affiliates, only Accenture will be the Party to this Agreement and only Accenture will be liable under this Agreement as if all Services provided under this Agreement were provided by Accenture.  Only Accenture may enforce its rights under this Agreement against Hawaiian Telcom, on its own behalf or on behalf of any Accenture Affiliates.  Accenture may exercise any right under this Agreement (including the right to terminate or vary this Agreement) without the consent of any of its Affiliates.  In all matters relating to the Services provided by an Accenture Affiliate, Hawaiian Telcom may communicate and deal solely with Accenture and will not be obliged to communicate or deal directly with such Accenture Affiliate.

3.12                        Security Services.  As part of the Services and to the extent relevant to the Services, Accenture will implement security and security practices with respect to the In-Scope Applications and any Hawaiian Telcom Confidential Information and Hawaiian Telcom Technical Elements in Accenture’s possession, which are consistent with Hawaiian Telcom’s security standards as set forth in Attachments G-1.1 through G-1.3 (covering Security Policies and Principles) and as such standards may be upgraded or enhanced by Hawaiian Telcom from time to time, provided that any such changes will be subject to the fee adjustments provided for in Section 4.2(d).

3.13                        Knowledge Sharing.  Accenture acknowledges that although Hawaiian Telcom is outsourcing major critical business operations of Hawaiian Telcom to Accenture under this Agreement, because such operations are critical to Hawaiian Telcom, it is Hawaiian Telcom’s intent and desire to remain intimately familiar with such operations and with the Actual Services performed by Accenture hereunder, the manner in which Accenture performs them, and how they relate to such business operations.  As such, Accenture agrees that, on a quarterly basis, Accenture will meet with Hawaiian Telcom to (i) explain how the In-Scope Applications work; (ii) explain how the Actual Services are provided; and (iii) provide such information as is reasonably required for Hawaiian Telcom to understand and operate such In-Scope Applications and to understand and provide the Actual Services after the expiration or termination of this Agreement.  For the avoidance of doubt, in the event of a disagreement between Accenture and Hawaiian Telcom as to the level of information or detail which Accenture is obligated to provide to Hawaiian Telcom under this Section 3.13, to the extent Hawaiian Telcom (or its Contractors) made similar information or detail available to Accenture in connection with the transition of the Actual Services to Accenture, Accenture shall make such level of information and detail available to Hawaiian Telcom.  In addition to the quarterly meetings, Accenture will provide such knowledge sharing at other times upon Hawaiian Telcom’s request, provided the Charges will be equitably adjusted if and to the extent provided for in Section 4.2(d).

ARTICLE IV
CHANGES TO THE SERVICES

4.1                               System Change Management Process.  Accenture shall comply with the following process in connection with implementing any System Changes (the “System Change Management Process”):

(a)                                  Accenture shall schedule its implementation of System Changes only during Maintenance Windows, except for emergency System Changes, provided that any failure to achieve a Service Level which failure is due to implementation of any emergency System Change shall not be excused except to the extent provided in Attachment B-3.1 (Service Level Methodology).

(b)                                 Accenture shall make no System Changes without first obtaining Hawaiian Telcom’s written approval; provided, however, Accenture may make emergency System Changes at any time and without Hawaiian Telcom approval, to the extent no reasonable alternative action is available and such System Changes are necessary, in Accenture’s good faith judgment, (A) to maintain the continuity of the Services, or (B) to correct an event or occurrence that would substantially prevent, hinder or delay the operation of Hawaiian Telcom’s critical business functions.  Accenture shall promptly notify Hawaiian Telcom of all such temporary System Changes.  Emergency System Changes will not excuse Accenture from the failure to achieve Service Levels except to the extent expressly provided for elsewhere in the Agreement.

(c)                                  The Parties will hold a weekly meeting to address scheduled System Changes to be made during the Maintenance Window that falls two (2) weeks after the date of such meeting, and Accenture shall provide Hawaiian Telcom with a weekly report which summarizes the changes made each week.

4.2                               Contract Change Control Process.  The Parties shall comply with the following Contract Change Control Process to revise, amend, alter or otherwise change the Services being provided under this Agreement, including such changes in the performance of the Services as may be entailed in connection with a decision by Hawaiian Telcom to have Accenture begin providing Services to a given Hawaiian Telcom Affiliate or cease providing Services to such affiliate (each a “Contract Change”).  These procedures do not apply to changes that result in Minor Enhancements covered by the Discretionary AM Services, General Enhancement Work Orders or Enhancement Capacity Work Orders, or System Changes.

(a)                                  To request or effect a Contract Change, Accenture or Hawaiian Telcom, as applicable, shall deliver a written request (the “Change Request”) to the Accenture Account Representative or the Hawaiian Telcom Account Representative, as the case may be, specifying in reasonable detail to the extent known: (i) the proposed Contract Change, (ii) the objective or purpose of such Contract Change, (iii) the particular Agreement and/or Exhibit provisions that are affected by the Contract Change and (iv) the requested prioritization and schedule for such Contract Change.

(b)                                 The Parties shall cooperate with each other in good faith in discussing the scope and nature of the Change Request.  As soon as practicable and to the extent applicable, Accenture shall prepare and deliver to the Hawaiian Telcom Account Representative a written statement (the “Change Response”) describing any changes in methodology, procedures, prioritization, products, and services that Accenture believes would be required to effect the Contract Change.  In addition, such Change Response shall include, as appropriate or applicable, (i) an estimation of the net increase or decrease in the pricing that would be required, including Pass-Through Expenses, (ii) the categories of costs increased or avoided as a result of such Contract Change, including retained costs, (iii) a description of how the proposed Contract Change would be implemented, (iv) a description of the effect, if any, such Contract Change would have on this Agreement, including, without limitation, on service levels, (v) an estimation of all resources required to implement such Contract Change, and (vi) such other information as may be relevant to the proposed Contract Change, which may include a back-out plan or other risk mitigation plan.  The Accenture Account Representative and the Hawaiian Telcom Account Representative shall meet to determine whether they desire for Accenture to proceed with the implementation of the proposed Contract Change in accordance with the Change Response.

(c)                                  Subject to agreement on any incremental Charges, if any, Accenture may not withhold its approval of any Contract Change which Hawaiian Telcom determines, in its sole discretion, (x) is necessary for Hawaiian Telcom to comply any Hawaiian Telcom Laws, or (y) is the result of the addition or removal of a Hawaiian Telcom Affiliate, unless in each case such Contract Change:  (i) would result in Accenture violating any Accenture Law; or (ii) involves the provision of services other than application design, development, deployment and maintenance services of the In-Scope Applications.

(d)                                 Subject to Section 3.5(b), for any Contract Change, the Charges will be equitably adjusted, upward or downward, to reflect the value of any Accenture resources (e.g., equipment, software, facilities or personnel, etc.) which can be removed as a result of the applicable Contract Change, or to reflect the value of any additional Accenture resources (e.g., equipment, software, facilities or personnel, etc.) which are necessary to implement the Contract Change, in each case where the value of such resources will be determined in a manner consistent with the Charges as of the Effective Date.  Any increase in Charges will take into account resources and expenses of Accenture for then-existing Services that would no longer be required if the additional service were performed by Accenture.  The adjustment provisions of this Section 4.2(d) shall also apply to any other change provided for in this Agreement which expressly calls for an equitable adjustment to the Charges pursuant to this Section 4.2(d), and references in this Section to the applicable Contract Change shall be deemed to refer to the applicable change.

(e)                                  Subject to Section 4.2(c), Contract Changes must be agreed in writing in the form of a Work Order (or, if applicable, an amendment to this Agreement) and signed by the Hawaiian Telcom and Accenture Account Representatives (or other duly authorized representatives) in order to be effective.  Notwithstanding the foregoing, Accenture will proceed with performing changes resulting from a change in Laws, or a change in Hawaiian Telcom Policies generally applicable to Hawaiian Telcom, for up to fifteen (15) days if Accenture receives a written instruction from the Hawaiian Telcom Account Representative to do so.  If the corresponding Work Order is executed Accenture will be compensated for performing such Services as provided in the Work Order.  If such Work Order is not finalized within such fifteen (15) day period, Accenture will be compensated for its incremental effort in performing such Services on a time and materials basis.

(f)                                    Except as otherwise provided in this Section 4.2, Hawaiian Telcom will not be obligated to pay for any changes not authorized in advance and in writing by the Hawaiian Telcom Account Representative (or other duly authorized representative); and Accenture will not be obligated to perform any change to the Services that are not authorized in advance and in writing by the Accenture Account Representative (or other duly authorized representative).

ARTICLE V
PERFORMANCE METRICS

5.1                               AM Service Levels.

(a)                                  General.  Attachment B-3.1 (Service Level Methodology) and Attachment B-3.2 (Service Level Definitions and Metrics) set forth the Service Level Agreement (SLA), including service levels that shall be used to measure Accenture’s performance of the Steady State Services under this Agreement.  Accenture agrees that, from and after the SLA commencement date specified in Attachment B-3.1 (Service Level Methodology), its performance of the Steady State Services shall meet or exceed each of the Minimum Service Levels for each Critical Service Level, subject to the limitations and in accordance with the provisions set forth in this Agreement (including the Service Level Agreement).

(b)                                 Critical Service Level Failure.  If Accenture fails to meet the Minimum Service Level for any Critical Service Level, then Accenture shall (i) promptly perform a root-cause analysis to identify the cause of such failure; (ii) use Reasonable Efforts to correct such failure and to begin meeting the Service Levels as promptly as practicable; and (iii) provide Hawaiian Telcom with a report detailing the cause of, and procedure for correcting, such failure.

(c)                                  Service Level Credits.  Attachment B-3.1 (Service Level Methodology) describes the conditions under which Hawaiian Telcom may be entitled to Service Level Credits arising from Accenture’s failure to meet a Minimum Service Level for a Critical Service Level.

5.2                               Recovery Services Balanced Scorecard.  Attachment B-1.1 (Recovery Services Balanced Scorecard) identifies certain metrics that the Parties believe will measure the success of the Recovery Services.  Within thirty (30) days following the end of the expiration of the Recovery Services SOW, Accenture shall provide to Hawaiian Telcom a completed accurate Balanced Scorecard, and a calculation of the resulting credit or bonus, as applicable, calculated in accordance with Attachment B-1.1 (Recovery Services Balanced Scorecard).  If the Recovery Services SOW is terminated prior to the expiration of the Recovery Services Term, the Balanced Scorecard shall not apply.  To the extent that any portion of the Recovery Services are terminated or cancelled prior to the expiration of the Recovery Services Term, other than pursuant to Section 3 of Exhibit C (Acceptance) or termination of the Recovery Services SOW in part under Section 16.1, the Balanced Scorecard shall be equitably adjusted to reflect the reduction in Services.

ARTICLE VI
RESOURCES

6.1                               Hawaiian Telcom Facilities.

(a)                                  Provision ofHawaiian Telcom Facilities.  Subject to the provisions of this Section 6.1, Hawaiian Telcom shall provide to Accenture access to the Hawaiian Telcom Facilities, at no charge to Accenture.  Hawaiian Telcom shall also provide Accenture, at no charge, with offices and working space in Hawaiian Telcom Facilities as specified in Exhibit H (Hawaiian Telcom Facilities).  Hawaiian Telcom shall provide to the Accenture Personnel working in such space standard office furnishings and equipment, as well as high-speed internet access and domestic local and long distance telephone service and Internet access (for general office use, and not for purposes of accessing the System), to the extent that Hawaiian Telcom provides such resources for the use of its other contractors.  Hawaiian Telcom shall manage and maintain at historical levels the building and property:  electrical systems; water; sewer; lights; heating, ventilation and air conditioning; physical security services and general custodial/landscape services (including monitoring and maintaining the uninterruptible power supply system).  The use of Hawaiian Telcom Facilities by Accenture shall not (i) constitute a leasehold or other property interest in favor of Accenture or any exclusive right to occupy or use Hawaiian Telcom Facilities, nor (ii) transfer any title in Hawaiian Telcom Facilities to Accenture.  The Hawaiian Telcom Facilities shall be deemed to be in the care, custody and control of Hawaiian Telcom.

(b)                                 Relocating Hawaiian Telcom Facilities.  Hawaiian Telcom shall inform Accenture of any plans or determination to relocate Hawaiian Telcom Facilities so that Accenture shall have a reasonable amount of time to prepare for and implement such change or relocation as it impacts Accenture.  Hawaiian Telcom shall reimburse Accenture for Accenture’s reasonable Out-of-Pocket Expenses incurred in packing, moving to the new site of the Hawaiian Telcom Facilities, and unpacking all Accenture-provided equipment and furnishings that are located at the Hawaiian Telcom Facilities and used by Accenture to provide the Services to Hawaiian Telcom, as well as any net additional taxes or Out-of-Pocket Expenses that Accenture reasonably demonstrates Accenture is required to incur as a result of operating out of such new facilities in comparison to the prior facilities.  Hawaiian Telcom retains the right to alter any of Hawaiian Telcom Facilities at any time, and Hawaiian Telcom shall use Reasonable Efforts to give Accenture reasonable notice of such alterations to the extent they affect Accenture.  Additionally, Hawaiian Telcom shall reimburse Accenture for any net additional Out-of-Pocket Expenses that Accenture reasonably demonstrates Accenture is required to incur as a result of any such alterations, including the Out-of-Pocket Expenses incurred by Accenture, if any, of relocating its operations in order to accommodate such alterations.  To the extent any such relocation or alteration adversely impacts Accenture’s ability to perform its obligations, such relocation or alteration shall be deemed a Possible Excuse for purposes of Section 3.8.

(c)                                  Hawaiian Telcom Facilities Maintenance.  Hawaiian Telcom shall be entitled to schedule and undertake emergency and pre-planned maintenance, repairs, shutdowns and alterations at any time in respect of Hawaiian Telcom Facilities.  Other than in the case of emergencies, Hawaiian Telcom shall give Accenture reasonable notice of any such activities.  Additionally, Hawaiian Telcom shall reimburse Accenture for any net additional Out-of-Pocket Expenses that Accenture reasonably demonstrates Accenture is required to incur as a result of any such maintenance, repairs, shutdowns and alterations.  To the extent any such activities adversely impact Accenture’s ability to perform its obligations, such activities shall be deemed a Possible Excuse for purposes of Section 3.8.

(d)                                 Use of Hawaiian Telcom Facilities.  Accenture shall comply with the following terms and conditions with respect to its use of the Hawaiian Telcom Facilities.

(i)                                     Accenture shall use Hawaiian Telcom Facilities solely for the purpose of providing the Services.  Accenture shall not permit any third party (other than an Accenture subcontractor) to use Hawaiian Telcom Facilities without Hawaiian Telcom’s prior written approval, which approval Hawaiian Telcom shall give if necessary for Accenture to comply with its obligations related to audits under this Agreement, provided such third party complies with the other requirements pertaining to access to Hawaiian Telcom Facilities.

(ii)                                  Accenture shall obtain Hawaiian Telcom’s approval for, and coordinate, the installation of Accenture-provided equipment at Hawaiian Telcom Facilities with Hawaiian Telcom, provided that approval will be deemed granted for the installation of laptops, printers and other equipment identified as Accenture-provided equipment in Exhibit F (Resources).  Any installation of equipment that increases the power, cooling or weight requirements for a Hawaiian Telcom Facility shall be subject to Hawaiian Telcom’s prior written approval (in Hawaiian Telcom’s sole discretion) and reimbursement to Hawaiian Telcom of any incremental costs.

(iii)                               Accenture will be responsible for any damage to the Hawaiian Telcom Facilities caused by Accenture or any third parties Accenture permits to use such facilities, in either case, except for ordinary wear and tear.  When all or a portion of Hawaiian Telcom Facilities are no longer required for performance of the Services, Accenture shall return such Hawaiian Telcom Facilities to Hawaiian Telcom in substantially the same condition as when Accenture began use of such Hawaiian Telcom Facilities, subject to reasonable wear and tear and any improvements or changes to the structural, mechanical or electrical elements therein that were approved in advance by Hawaiian Telcom.

(iv)                              Accenture will comply with the applicable Hawaiian Telcom rules, regulations, policies or procedures for the relevant Hawaiian Telcom Facilities regarding access to and use of Hawaiian Telcom Facilities, as set forth in Attachments G-2.1 through G-2.14 (Hawaiian Telcom Facilities Policies), including concerning such matters as operating procedures, security requirements, working conditions, working hours and days on which Hawaiian Telcom Facilities are closed for regular business.  Notwithstanding anything to the contrary in this Agreement, such Hawaiian Telcom Facilities Policies shall not be applicable to the extent they require that individual Accenture Personnel sign any document as an individual or address (i) conflicts of interest, including restrictions on performing services, supporting or contracting with third parties or restrictions on investments by Accenture Personnel; (ii) the treatment of confidential or proprietary information; (iii) ownership of intellectual property; (iv) restrictions on privacy with respect to an Accenture Personnel’s personal belongings; or (v) drug testing.  Hawaiian Telcom may update such rules, regulations, policies and procedures from time to time, and Accenture will comply with any such updates, provided that any such changes shall be subject to Section 4.2(d).  Accenture Personnel performing Services at Hawaiian Telcom Facilities will wear or otherwise exhibit or display identification sufficient to make such individuals recognizable as Accenture Personnel.

6.2                               Hawaiian Telcom-Provided Equipment.

Hawaiian Telcom shall provide Accenture with access to and use of the equipment identified as Hawaiian Telcom’s responsibility in Exhibit F (Resources), at no cost to Accenture. Hawaiian Telcom shall retain financial, administrative, operational and maintenance responsibility for such Hawaiian Telcom-Provided Equipment.  Hawaiian Telcom shall be responsible for obtaining any Required Consents with respect to Accenture’s use of such Hawaiian Telcom-Provided Equipment.  Hawaiian Telcom may change, upgrade or otherwise modify the Hawaiian Telcom-Provided Equipment without Accenture’s prior approval, provided that Accenture is provided reasonable advance written notice detailing the nature of the change, upgrade, or modification, and further provided that (a) if such changes, upgrades or modifications, in the aggregate, increase Accenture’s cost and expenses, the Charges will be equitably adjusted, if and to the extent provided for in Section 4.2(d), and (b) if Hawaiian Telcom makes any change, upgrade or modification that is not based on sound information technology principles, such change, upgrade or modification will be deemed a Possible Excuse.  As between Hawaiian Telcom and Accenture, Hawaiian Telcom shall retain all right, title and interest in and to the Hawaiian Telcom-Provided Equipment, and such equipment shall be deemed to be in the care, custody and control of Hawaiian Telcom.

6.3                               Hawaiian Telcom Technical Elements.

(a)                                  Definition.  Any Technical Elements that are (i) owned by Hawaiian Telcom or Hawaiian Telcom Affiliates before the Effective Date, (ii) developed by Hawaiian Telcom or Hawaiian Telcom Affiliates during the Term of this Agreement, or (iii) licensed by Hawaiian Telcom or Hawaiian Telcom Affiliates from a third party, including any such items used by Hawaiian Telcom or Hawaiian Telcom Affiliates in connection with the Services, are collectively referred to herein as the “Hawaiian Telcom Technical Elements.”  Hawaiian Telcom Technical Elements include Hawaiian Telcom-Owned Technical Elements and Hawaiian Telcom Third Party Technical Elements.  As between the Parties, Hawaiian Telcom shall be the sole and exclusive owner of the Hawaiian Telcom Technical Elements and Hawaiian Telcom Technical Elements shall be deemed Hawaiian Telcom Confidential Information.

(b)                                 Hawaiian Telcom-Third Party Technical Elements.  “Hawaiian Telcom-Third Party Technical Elements” consist of Hawaiian Telcom Technical Elements that are licensed by Hawaiian Telcom or a Hawaiian Telcom Affiliate from a third party and that Hawaiian Telcom makes available, or is required to make available, to Accenture for use in connection with the Services.  Hawaiian Telcom shall make available to Accenture the Hawaiian Telcom-Third Party Technical Elements identified in Exhibit F (Resources), as well as any documentation which Hawaiian Telcom possesses related thereto.  Hawaiian Telcom shall retain financial, administrative, operational and maintenance responsibility for the Hawaiian Telcom-Third Party Technical Elements, including responsibility for obtaining any Required Consents with respect to Accenture’s use of such Hawaiian Telcom-Third Party Technical Elements; provided, however, during the term of the AM Services SOW, Accenture shall have operational responsibility for the In-Scope Applications.  Subject to Hawaiian Telcom having obtained any Required Consents, Hawaiian Telcom grants Accenture (and its subcontractors) a fully paid-up, royalty free, limited, nonexclusive right during the Term and the Termination Assistance Period to use, copy, modify, and create derivative works of the Hawaiian Telcom-Third Party Technical Elements for the sole purpose of providing the Services to Hawaiian Telcom and its Affiliates; provided that with respect to Technical Elements that are software, Accenture’s right to modify and create derivative works shall apply only if (i) Hawaiian Telcom provides Accenture with access to source code to such Technical Elements and (ii) the applicable Work Order or Statement of Work does not expressly prohibit Accenture from making modifications and derivative works, despite having access to such source code.  The rights granted under this Section are also subject to Accenture (including its subcontractors) complying with the restrictions and nondisclosure obligations that are imposed on Hawaiian Telcom by licenses for such Hawaiian Telcom-Third Party Technical Elements; provided that Hawaiian Telcom gives Accenture prior written notice of such restrictions and obligations.  Without limiting the generality of the foregoing, Accenture agrees to abide by the terms and conditions of Exhibit L (Verizon Sublicense) in connection with the use of intellectual property licensed thereunder (all of which shall be deemed Hawaiian Telcom Technical Elements).

(c)                                  Hawaiian Telcom-Owned Technical Elements.  “Hawaiian Telcom-Owned Technical Elements” consist of Hawaiian Telcom Technical Elements owned by Hawaiian Telcom or a Hawaiian Telcom Affiliate that Hawaiian Telcom makes available, or is required to make available, to Accenture for use in connection with the Services, together with any enhancements, upgrades or modifications thereto.  Hawaiian Telcom shall make available to Accenture Hawaiian Telcom-Owned Technical Elements identified in Exhibit F (Resources). Hawaiian Telcom grants Accenture (and its subcontractors) a fully paid-up, royalty free, limited, nonexclusive right during the Term and the Termination Assistance Period to use, copy, modify, and create derivative works of, the Hawaiian Telcom-Owned Technical Elements for the sole purpose of providing the Services to Hawaiian Telcom and its Affiliates.

(d)                                 Media.  The Hawaiian Telcom-Provided Technical Elements shall be made available to Accenture in such form and on such media as they exist at the relevant time (together with, in the case of Hawaiian Telcom-provided software, the available then-current related Documentation).

(e)                                  Ownership.  As between Hawaiian Telcom and Accenture, Hawaiian Telcom shall retain all right, title and interest in and to the Hawaiian Telcom Technical Elements and such Technical Elements shall be deemed to be in the possession, care, custody and control of Hawaiian Telcom.

(f)                                    Deliverables.  Ownership of Deliverables will be as set forth in Section 12.1.

6.4                               General Terms; Hawaiian Telcom Warranty Disclaimer.

(a)                                  Resource Responsibility.  Except for the Hawaiian Telcom Facilities, Hawaiian Telcom-Provided Equipment, Hawaiian Telcom-Provided Technical Elements and any other resources which Hawaiian Telcom is obligated hereunder to make available to Accenture for use in connection with the Services (collectively, “Hawaiian Telcom Resources”), Accenture will be responsible for providing any and all other resources necessary for Accenture to perform its obligations under this Agreement, including equipment, software, personnel, facilities, telecommunications assets and other such resources (“Accenture Resources”).  For the avoidance of doubt, Accenture is not obligated to provide any infrastructure elements under this Agreement.

(b)                                 Ceasing Use of Hawaiian Telcom Resources.  Accenture will cease using any particular Hawaiian Telcom Resources upon the earlier of (i) Hawaiian Telcom’s notice to do so, or (ii) Accenture’s no longer needing to use such Hawaiian Telcom Resource in order to provide the Services, but in no event later than the end of the Term or the relevant time during the Termination Assistance Period (if such use is needed in order to provide the Termination Assistance), as applicable.  To the extent Accenture is required to cease using any Hawaiian Telcom Resource under clause (i) of this Section 6.4(b) without being provided at the same time with a functionally equivalent resource by Hawaiian Telcom ready for Accenture’s use and such withdrawal is reasonably likely to adversely affect Accenture’s ability to perform its obligations, Accenture will be excused from performance failures to the extent provided for in, and subject to Accenture’s compliance with the process set forth in, Section 3.8.

(c)                                  DISCLAIMER.  THE HAWAIIAN TELCOM RESOURCES SHALL BE PROVIDED ON AN “AS IS, WHERE IS” BASIS.  EXCEPT FOR SECTION 10.1, HAWAIIAN TELCOM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR OTHERWISE, WITH RESPECT TO SUCH RESOURCES, INCLUDING WITH RESPECT TO (A) THE CONDITION, STATE OF REPAIR, QUALITY, FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY OF SUCH RESOURCES, (B) THE ACCURACY, COMPLETENESS, CURRENCY, SUITABILITY, OR EFFICACY OF ANY HAWAIIAN TELCOM MATERIALS, OR (C) THE NONINFRINGEMENT BY ANY HAWAIIAN TELCOM THIRD PARTY SOFTWARE OR ANY HAWAIIAN TELCOM THIRD PARTY MATERIALS OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.  This provision shall not be construed to limit Section 3.8.

6.5                               Accenture-Provided Technical Elements.

(a)                                  Definition.  Any Technical Elements that are (i) owned by Accenture or Accenture Affiliates before the Effective Date, (ii) developed by Accenture or Accenture Affiliates other than as a Deliverable under this Agreement, (iii) licensed by Accenture or Accenture Affiliates from a third party, including any such items used by Accenture or Accenture Affiliates to provide the Services to Hawaiian Telcom, and (iv) any modifications, enhancements and improvements to, or derivatives of, any of (i), (ii) or (iii) are collectively referred to herein as the “Accenture Technical Elements.”   Accenture Technical Elements include Accenture-Owned Technical Elements, Accenture-Provided User Tools, and Accenture Third Party Technical Elements.  As between the Parties, Accenture shall be the sole and exclusive owner of the Accenture Technical Elements and Accenture Technical Elements shall be deemed Accenture Confidential Information.

(b)                                 Responsibility for Accenture Technical Elements.  Accenture shall be solely responsible for any Accenture Technical Elements which Accenture requires to provide the Services, and shall have financial, administrative, operational and maintenance responsibility for the Accenture Technical Elements during the Term, unless otherwise agreed in a Work Order, Statement of Work or other written agreement between the Parties.  Accenture shall not, without Hawaiian Telcom’s prior written approval, (i) introduce any Accenture Technical Elements into the System, or (ii) use any Accenture Technical Elements that are required for the operation of the System or the functionality of any aspects of the System.

(c)                                  Embedded Accenture Technical Elements.

(i)                                     Except with respect to specific projects agreed in advance in writing by the Hawaiian Telcom and Accenture Account Representatives (or other duly authorized representatives), all development work performed by or on behalf of Accenture under this Agreement will be original, including the development of Deliverables and the making of any changes to Hawaiian Telcom Technical Elements.  Without limiting the generality of the foregoing, Accenture shall not incorporate into any Deliverable or any Hawaiian Telcom Technical Element any software, documentation, or other materials that it has not created, or had created on its behalf, under this Agreement, except with respect to specific projects or work agreed in advance in writing by the Parties.

(ii)                                  Accenture may embed Accenture Technical Elements into a Deliverable or a Hawaiian Telcom Technical Element only if (A) such Accenture Technical Elements are identified in a separate section of the SOW or Work Order clearly and conspicuously identified as “Accenture Technical Elements Embedded in Deliverables or Hawaiian Telcom Technical Elements,” (B) such section clearly identifies, for each Deliverable or Hawaiian Telcom Technical Element in which Accenture intends to embed an Accenture Technical Element, what Accenture Technical Elements will be embedded and which are Accenture Owned Technical Elements versus Accenture Third Party Technical Elements, and (C) for any Accenture Third Party Technical Elements, such section clearly identifies any limitations on the rights provided to Hawaiian Telcom in this Section 6.5 which are applicable to each such Accenture Third Party Technical Element.  Subject only to any deviations which are identified in accordance with Section 6.5(c)(ii)(C), Accenture hereby grants Hawaiian Telcom a royalty-free, nonexclusive, perpetual, revocable, transferable license to use, copy, distribute, modify and create derivative works and otherwise use in any manner solely for Hawaiian Telcom’s internal business purposes any such Accenture Technical Elements embedded in a Deliverable or Hawaiian Telcom Technical Element solely as used in such Deliverable or Hawaiian Telcom Technical Element and not as a “stand-alone” product or separately from the Deliverable or Hawaiian Telcom Technical Element in which it is embedded.  Hawaiian Telcom may sublicense the rights in the preceding sentence to a third party service provider, solely on behalf of Hawaiian Telcom for Hawaiian Telcom’s internal business purposes; provided that such service provider is bound by a legally binding agreement including the foregoing license restrictions and confidentiality provisions consistent with those set forth in this Agreement.  The rights granted under this Section are also subject to Hawaiian Telcom and its sublicensees complying with the restrictions and nondisclosure obligations that are applicable to Accenture Third Party Technical Elements which are specifically identified as required by Section 6.5(c)(ii)(C) above.  Accenture shall be responsible for obtaining Required Consents with respect to such Accenture Third Party Technical Elements.  Subject to the restrictions identified pursuant to Section 6.5(c)(ii)(C), the license to Accenture Technical Elements embedded in a Deliverable or Hawaiian Telcom Technical Element shall become fully paid up and irrevocable when Accenture has received (except for issuance of a Service Level Credit or Balanced Scorecard Credit, if applicable) payment of all Charges associated with such Deliverable or Hawaiian Telcom Technical Element (or such Service rendered with respect to the AM Services).  For the avoidance of doubt, references herein to “internal business purposes” include the right of Hawaiian Telcom to use the applicable Technical Element to service its customers as a telecommunications service provider, and not for timesharing or service bureau or other rental or sharing arrangements.

(d)                                 Accenture-Provided User Tools.  Accenture may use Accenture-Provided User Tools in connection with providing the Services, provided that such tools are solely used in connection with Accenture providing and Hawaiian Telcom receiving the Services, and are not necessary for the operation of the System or the functionality of any aspects of the System.  Accenture-Provided User Tools are defined in Exhibit F (Resources).  Accenture hereby grants Hawaiian Telcom a royalty-free, limited, nonexclusive, revocable license to use the Accenture-Provided User Tools, during the term of the applicable Statement of Work (and any applicable Termination Assistance Period), solely as necessary for Hawaiian Telcom to receive the Services.  All Accenture-Provided User Tools in Hawaiian Telcom’s possession shall be promptly returned to Accenture upon completion of the Services under the applicable Statement of Work (or earlier expiration or termination thereof).

(e)                                  Ownership of Accenture Technical Elements.  As between Accenture and Hawaiian Telcom, Accenture shall be the sole and exclusive owner of any Accenture Technical Elements.

6.6                               Consents.  Each Party will be responsible for obtaining any Required Consents which it is obligated to procure as provided for herein or which it otherwise needs to comply with its obligations hereunder.

6.7                               Asset Obligations.  Unless other responsibilities are set forth in the Exhibit identifying the applicable asset, the Parties’ respective administrative, operational, maintenance and financial responsibilities with respect to assets are summarized in this Section 6.7.  For purposes of this Article VI, and except as otherwise provided in this Article VI, a Party having administrative, operational, maintenance or financial responsibility for any particular asset shall mean the following:

(a)                                  A Party who has administrative responsibility for an asset means that such Party shall be responsible for managing such asset, including the tracking of renewal dates and license compliance provisions;

(b)                                 A Party who has financial responsibility for an asset means that such Party shall be responsible for all financial obligations with respect to such asset, including acquisition costs, maintenance costs, refresh and upgrade and, with respect to leased assets, any financial obligations set forth in such lease; and

(c)                                  A Party who has operational responsibility for an asset means that such Party shall be responsible for operational support of the asset, which, in the case of the In-Scope Applications, will include the obligations set forth in Exhibit B-3 (AM Services) and B-4 (Cross Functional Services);

(d)                                 A Party who has maintenance responsibility for an asset means that such Party shall be responsible for establishing and maintaining appropriate third party maintenance arrangements for the maintenance of the asset, including such maintenance arrangements that a well-managed company, acting in a prudent manner would maintain.  At a minimum, with respect to assets existing as of the Effective Date, such maintenance arrangements shall be no less favorable than such arrangements exist as of the Effective Date.

6.8                               Risk of Loss.  Subject to Section 14.1, Accenture shall bear the risk of loss for any loss, damage or casualty to all Accenture Resources, including any Accenture Resources installed or located at Hawaiian Telcom premises that are in the care, custody or control of Accenture (except that Hawaiian Telcom shall be responsible for loss, damage or casualty to Accenture Resources to the extent such loss, damage or casualty is due to the negligent acts or omissions of Hawaiian Telcom Personnel or any Hawaiian Telcom invitees).  Accenture shall bear the risk of loss for, and insure against, any loss, damage or casualty to any Hawaiian Telcom-Provided Equipment that is located at Accenture Facilities or that are otherwise in the care, custody or control of Accenture.  Hawaiian Telcom shall continue to bear the risk of loss for, and insure against, any loss, damage or casualty to any Hawaiian Telcom Resources that remain at Hawaiian Telcom premises and in the possession, care, custody or control of Hawaiian Telcom (except that Accenture shall be responsible for loss, damage or casualty to such Hawaiian Telcom Resources to the extent such loss, damage or casualty is due to the negligent acts or omissions of Accenture Personnel or any Accenture Personnel invitees).

ARTICLE VII
SERVICE LOCATIONS

7.1                               Service Locations.  Initially, Accenture will perform Services identified in one or more Statements of Work or Work Orders, in a material respect, from the Service Locations.  Accenture may,  without Hawaiian Telcom’s consent (subject to the remainder of this paragraph), relocate the performance of such Services from one Accenture Service Location to another location that is of the same or higher quality within the same metropolitan area, provided that, except for a change in such Service Location requested by Hawaiian Telcom, Accenture shall be responsible for any incremental costs reasonably incurred by Hawaiian Telcom in order to receive the Services from the new location (including any costs necessary for Hawaiian Telcom to secure any Required Consents, which Hawaiian Telcom will use Reasonable Efforts to minimize).  Accenture shall not perform such Services, in a material respect, except from a metropolitan area in which a Service Location is located, unless Accenture obtains prior written consent from Hawaiian Telcom to perform such Services elsewhere, which consent may not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Accenture will provide Hawaiian Telcom with notice of any move, and where the move is within the same metropolitan area, Accenture will not move any Actual Services where the consent of Verizon or of any other third party provider of any material Hawaiian Telcom Technical Elements does not approve of such move, provided that Hawaiian Telcom agrees to use Reasonable Efforts to obtain such approval.  The Parties agree that the public perception or reputational ramifications of a migration (which shall be in Hawaiian Telcom’s reasonable judgment) shall constitute a reasonable basis for Hawaiian Telcom to withhold such consent.  The applicable Statement of Work identifies the Key Accenture Personnel who are to be based in Hawaii (“Key On-Site Personnel”).  During the term of the Agreement and subject to Section 9.8(j), Accenture shall not re-locate Key On-Site Personnel to another location, without Hawaiian Telcom’s prior written consent.

7.2                               Relocation of Service Locations.  Except as provided in Section 7.3, if either Party requests a change in the Service Locations, such change will be addressed pursuant to the Contract Change Control Process.

7.3                               Relocation Resulting from Changes in Laws and Regulations.  The Parties acknowledge and agree that a portion of the Services are being provided from offshore Service Locations (i.e., outside the United States) to leverage the use of lower cost offshore resources, and that the Charges are based on the use of such lower cost resources.  In the event any Laws or regulations are promulgated, changed, amended or otherwise come into effect at any time during the Term that impose restrictions or limitations on, or prohibit, the offshore portion of the Services, in whole or part, Hawaiian Telcom shall either pay for the added expenses of performing the work offshore or pay the transition expenses associated with relocating to an onshore U.S. Accenture service delivery location and increased Charges resulting from providing the Services from such location.  Notwithstanding anything to the contrary herein, Hawaiian Telcom shall be responsible for, and shall reimburse Accenture for the payment of, any new or increased taxes imposed by the State of Hawaii or any governmental sub-division thereof (e.g., county or municipality in Hawaii).

ARTICLE VIII
RELATIONSHIP GOVERNANCE

8.1                               Accenture Account Representative.  During the Term, Accenture shall designate a senior level individual who shall be primarily dedicated to Hawaiian Telcom’s account who (i) shall be the primary contact for Hawaiian Telcom in dealing with Accenture under this Agreement, (ii) shall have overall responsibility for managing and coordinating the delivery of the Services, (iii) shall meet regularly with the Hawaiian Telcom Account Representative, and (iv) shall have the authority to make decisions with respect to actions to be taken by Accenture in the ordinary course of day-to-day management of Accenture’s account in accordance with this Agreement (the “Accenture Account Representative”).

8.2                               Hawaiian Telcom Account Representative.  During the Term, Hawaiian Telcom shall designate a senior level individual who (i) shall be the primary contact for Accenture in dealing with Hawaiian Telcom under this Agreement, (ii) shall have overall responsibility for managing and coordinating the receipt of the Services, (iii) shall meet regularly with the Accenture Account Representative, and (iv) shall have the authority to make decisions with respect to actions to be taken by Hawaiian Telcom in the ordinary course of day-to-day management of this Agreement (the “Hawaiian Telcom Account Representative”).

8.3                               Establishment of Service Management Steering Committee.  Accenture and Hawaiian Telcom shall appoint a Service Management Steering Committee (the “Service Management Steering Committee”), made up of a number of key executives from each Party (inclusive of the Accenture Account Representative and the Hawaiian Telcom Account Representative), which shall meet, from time to time, and at such time as its members or the Parties deem appropriate, to (i) review and analyze the monthly performance reports for the preceding period and the Parties’ overall performance under this Agreement, (ii) review progress on the resolution of issues, (iii) provide a strategic outlook for Hawaiian Telcom’s requirements, and (iv) attempt to resolve, or designate individuals to attempt to resolve, any disputes or disagreements under this Agreement.  Although the Hawaiian Telcom Account Representative and the Accenture Account Representative shall remain as members of the Service Management Steering Committee, either Party may change its other representatives from time to time upon written notice to the other; provided that such replacement shall be of the same or a higher level of responsibility within Hawaiian Telcom or Accenture, as applicable.  In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Service Management Steering Committee in an effort for Accenture to better provide, and for Hawaiian Telcom to better utilize, the Services.  The members of the Service Management Steering Committee shall not have separate voting rights; all actions of the Service Management Steering Committee required under this Agreement shall require the mutual consent of the Parties.  As of the Effective Date, the Parties agree that the Service Management Steering Committee shall meet at least once a month, shall include the following persons: from Hawaiian Telcom, Michael Ruley, Matt Boyer and David Torline, and from Accenture, Andy Zimmerman, Dan Lauderback and Tim Hale.

8.4                               Accenture Personnel.

(a)                                  Designation of Key Personnel.  Hawaiian Telcom may designate up to fifteen percent (15%) of those Accenture Personnel dedicated for the entire term of the Recovery Services or Enhancement Services to the performance of the Recovery Services or Enhancement Services from time to time and up to fifteen percent (15%) of the dedicated Accenture Personnel performing Non-Discretionary AM Services from time to time as key supplier personnel (“Key Accenture Personnel”), inclusive of those Key Accenture Personnel identified in Exhibit B-4 (Cross-Functional Statement of Work).  The Accenture Personnel approved as of the Effective Date to fill the Key Accenture Personnel positions are listed in Exhibit B-4 (Cross Functional Statement of Work).  Subject to the foregoing, Hawaiian Telcom may from time to time change Accenture positions that are designated as Key Accenture Personnel positions by giving written notice to Accenture thirty (30) days in advance of the effective date of the change.

(b)                                 Removal of Key Personnel. Accenture shall cause each of the Key Accenture Personnel to be dedicated to performing the Services on essentially a full-time basis, subject to Section 9.8(j).  Without Hawaiian Telcom’s prior written consent (which it may withhold in its sole discretion), Accenture shall not withdraw or re-assign any Key Accenture Personnel from his or her Key Accenture Personnel position (i) during the duration of the Recovery Services or Enhancement Services, with respect to Recovery Services or Enhancement Services, respectively, or (ii) prior to the (a) the end of the AM Services Term or (b) the first twelve (12) months after such individual began serving in such role on a permanent basis, whichever is earlier, with respect to the AM Services.

(c)                                  Exceptions.  The obligations in Section 8.4(b) shall not apply where any Key Accenture Personnel staff member:  (i) voluntarily resigns from Accenture; (ii) is dismissed by Accenture for misconduct (including fraud, drug abuse, theft, or failure to comply with Accenture personnel policies (including the business conduct guidelines)); (iii) fails to perform his or her assigned duties and responsibilities (including refusal to undergo background investigations and examinations by Accenture in accordance with Accenture policies, as described in Exhibit J); (iv) dies or is unable to work due to disability; or (v) is placed on an approved leave of absence in accordance with applicable Laws.

(d)                                 Assignment of Key Accenture Personnel.  Before placing a person in a Key Accenture Personnel position, Accenture shall:  (i) notify Hawaiian Telcom of the proposed assignment; (ii) introduce the individual to appropriate Hawaiian Telcom representatives; (iii) provide such representatives upon request with the opportunity to interview the individual; and (iv) provide Hawaiian Telcom with a résumé and other information about the individual reasonably requested by Hawaiian Telcom to the extent that the disclosure of such other information is consistent with Accenture’s employment policies, reasonably applied.  If Hawaiian Telcom objects to the proposed assignment, the Parties shall attempt to resolve Hawaiian Telcom’s concerns on a mutually agreeable basis.  Unless and until Hawaiian Telcom’s concerns are satisfied, the individual shall not be assigned to the Key Accenture Personnel position.  If the Parties have not been able to resolve Hawaiian Telcom’s concerns within five (5) Business Days, Accenture shall propose to Hawaiian Telcom the assignment of another individual of suitable ability and qualifications.  Subject to Section 8.5, Hawaiian Telcom hereby approves the Key Accenture Personnel identified in the applicable Statement of Work as of the Effective Date.

(e)                                  Replacement of Key Accenture Personnel.  Subject to Section 8.4(c), Key Accenture Personnel may not be transferred or re-assigned by Accenture until a suitable replacement has been approved by Hawaiian Telcom in accordance with Section 8.4(d).  No transfer may occur at a time or in a manner that would have a material adverse impact on the Services.  Where Accenture may replace a person filling a Key Accenture Personnel role other than as a result of the circumstances in Section 8.4(c), Accenture will use Reasonable Efforts to not remove the replaced person until he/she has worked with the replacement person for a period of thirty (30) days to facilitate an adequate knowledge transfer.

(f)                                    Reservation of Rights.  Except as provided in this Section 8.4, Accenture reserves the right to determine which Accenture Personnel shall be assigned to perform Services, and to replace or reassign such personnel during the Term.

(g)                                 Hawaii-Based Key Personnel.  Accenture’s obligations with respect to Key On-Site Personnel shall be as described in Section 7.1.

8.5                               Responsibility for, and Removal of, Accenture Personnel.

(a)                                  The personnel assigned to the Hawaiian Telcom account by Accenture (or its subcontractors) shall be and remain employees of Accenture (or such subcontractors), and Accenture (or such subcontractors) shall provide for and pay the compensation and other benefits of such personnel, including salary, health, accident and workers’ compensation benefits and all taxes and contributions that an employer is required to pay with respect to the employment of employees, except as otherwise specified in Section 9.8(j).

(b)                                 Accenture will take Reasonable Efforts to limit turnover that Hawaiian Telcom in good faith reasonably believes to be excessive.

(c)                                  If Hawaiian Telcom reasonably determines, lawfully and in good faith, that an Accenture Personnel has engaged in misconduct, Hawaiian Telcom may request the removal of such Accenture Personnel from the Hawaiian Telcom account, with such request to include a confidential description of the alleged misconduct.  Accenture shall promptly investigate the matters forming the basis of such request.  If the alleged actions of the Accenture Personnel would be grounds for termination of employment with Hawaiian Telcom, Accenture shall suspend such Accenture Personnel from the Hawaiian Telcom account pending the completion of the investigation.  If such investigation reveals actual misconduct, Accenture will immediately remove the Accenture Personnel from the Hawaiian Telcom account.

(d)                                 If Hawaiian Telcom reasonably determines, lawfully and in good faith, that an Accenture Personnel is performing in an Unacceptable Manner, Hawaiian Telcom may request the removal of such Accenture Personnel from the Hawaiian Telcom account, with such request to include a confidential description of the reasons why the removal is needed.  Within five (5) Business Days of receiving such request, Accenture shall investigate the matters forming the basis of such request.  Accenture shall, within five (5) Business Days after the conclusion of the investigation, propose a plan to either cure and prevent a recurrence of the performance in an Unacceptable Manner.  If Hawaiian Telcom does not in good faith agree that such plan is likely to either cure and prevent a recurrence of the performance in an Unacceptable Manner, and directs Accenture to remove such individual from the Hawaiian Telcom account, Accenture will promptly do so.

(e)                                  In the event of removal of an Accenture Personnel under Section 8.5(c) or (d), Accenture shall replace him or her with an individual meeting the requirements of Section 10.1(a).

(f)                                    Hawaiian Telcom will not use its rights under Section 8.5(d) in bad faith or for the purpose of preventing Accenture from meeting its obligations under this Agreement.

8.6                               Background Checks.  Prior to assigning any Accenture Personnel to perform the Services, all such Accenture Personnel shall be subject tothe Accenture Background Investigations and Examinations Policies & Standards, as described in Exhibit J.

8.7                               Reports.  The Parties shall establish an appropriate set of periodic reports regarding the provision of the Steady State Services by Accenture to be delivered by Accenture to Hawaiian Telcom from time to time under this Agreement, which shall include reports that are reasonably necessary to monitor Accenture’s performance of the Services to ensure they are being provided for in accordance with the terms of this Agreement (collectively, “Reports”).  Accenture will provide each Report in both an electronic and, as requested by Hawaiian Telcom, hard copy version.

8.8                               Meetings and Conference Calls.  The Parties shall determine an appropriate set of periodic meetings or telephone conference calls to be held between representatives of Hawaiian Telcom and Accenture.  Such meetings shall include the following:

(a)                                  a weekly meeting among the Hawaiian Telcom Account Representative, the Accenture Account Representative and any other appropriate operational personnel to discuss daily performance and planned or anticipated activities that may adversely affect performance of the Services or any changes;

(b)                                 a monthly management meeting of the Service Management Steering Committee; and

(c)                                  a quarterly management meeting to review relevant Service performance and other issues.

Each Party shall communicate its objectives or publish its proposed agenda for any meeting sufficiently in advance of the meeting to allow meeting participants a reasonable opportunity to prepare.

8.9                               Accenture Subcontractors.

(a)                                  Except as provided in Section 8.9(b) below, Accenture shall not subcontract all or any part of the Services identified in one or more Statements of Work or Work Orders without Hawaiian Telcom’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Hawaiian Telcom’s consent under Section 8.9(a) above is not required with respect to (i) Accenture Affiliates; (ii) subcontractors that provide services customarily purchased from third party vendors such as facilities maintenance, hardware and software maintenance, security, storage and other ancillary services; (iii) subcontractors located at an Accenture off-site solution center who provide contract labor and not subcontracted services, provided that the use of such contract labor on the Hawaiian Telcom account does not exceed ten percent (10%) of the total number of Accenture Personnel located at such centers that are dedicated to Hawaiian Telcom; and (iv) subcontractors that have been pre-approved by Hawaiian Telcom, as set forth in Exhibit N (Approved Accenture Subcontractors).

(c)                                  Accenture shall remain responsible for obligations under this Agreement performed by any Accenture subcontractor to the same extent as if such obligations were performed by Accenture’s employees.  Accenture shall remain Hawaiian Telcom’s sole point of contact regarding the Services.  Any reference to Accenture shall be deemed to include Accenture’s subcontractors unless the context indicates otherwise.

(d)                                 If Hawaiian Telcom expresses any concerns to Accenture regarding performance issues with any Accenture subcontractors, Accenture shall cooperate with Hawaiian Telcom to resolve such concerns on a mutually acceptable basis.

8.10                        No Solicitation.  Unless otherwise agreed by the Parties in writing, during the Term and twelve (12) months thereafter, neither Party shall, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of the other Party who is or was actively involved in the performance or evaluation of the Services.  Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement shall not prohibit (i) solicitations through general public advertising or other publications of general public circulation or (ii) the hiring of any employee of a Party who responds to such solicitations or who otherwise contacts the other Party without such other Party having solicited such employee.

8.11                        Reprioritization of Resources.  Subject to Section 3.8(c)(i)(2), the Hawaiian Telcom Account Representative or his or her designee may identify or reprioritize or reset the schedule for existing work activities.

ARTICLE IX
PRICE & PAYMENT

9.1                               Service Charges.

(a)                                  In consideration for the performance of the Services, Hawaiian Telcom shall pay to Accenture the Charges specified in Exhibit D (Charges) plus Taxes and other amounts described in this Article IX, together with the other charges expressly specified in or provided for in this Agreement.

(b)                                 The Charges specified in Exhibit D (Charges), together with the other charges expressly specified in or provided for in this Agreement, compensate Accenture for providing all of the Services (as a whole) in accordance with this Agreement.  Accenture may not charge separately for any particular service, function, responsibility or activity or for any deliverables or other services comprising the Services beyond the Charges specified in Exhibit D (Charges) unless, and then only to the extent, expressly provided in the applicable provision of the Agreement.

(c)                                  For Services which are to be provided hereunder on a time and materials basis, unless otherwise agreed in writing by the Parties, labor will be based on the Variable Rates in Attachment D-2 (Enhancement Services Rates), and materials that have been pre-approved in writing will be reimbursable by Hawaiian Telcom as Pass Through Expenses.

9.2                               Reimbursement of Expenses.  Hawaiian Telcom shall pay, or reimburse, Accenture for Out-of-Pocket Expenses as specified in Exhibit D (Charges).

9.3                               Pass-Through Expenses.   Exhibit D (Charges) sets forth certain expenses relating to the Services that shall be incurred by Accenture and shall be passed through to Hawaiian Telcom at Accenture’s actual, direct cost (i.e., with no handling fees, overhead or other markup by Accenture) for reimbursement by Hawaiian Telcom (“Pass-Through Expenses”).  Except as otherwise provided in this Agreement, Hawaiian Telcom shall not be responsible for any additional Pass-Through Expenses without its prior written consent.

9.4                               Invoices; Method of Payment; Finance Charges.

(a)                                  Invoicing. Invoices shall be substantially in the form described in Exhibit K (Form of Invoice).

(i)                                     Recovery Services.  For Recovery Services, Accenture shall render a single consolidated monthly invoice for the payment milestones completed during the previous month.

(ii)                                  Enhancement Services.  For Enhancement Services, Accenture shall render a single consolidated monthly invoice (i) for the payment milestones completed under a fixed price General Enhancement Work Order or Enhancement Capacity Work Order during the previous month; and (ii) for the Non-Work Order Pool Charges for the previous month.

(iii)                               AM Services.  For AM Services, Accenture shall render a single consolidated monthly invoice in advance for the AM Services.

Accenture may provide such invoices individually or may aggregate them into one invoice.

(b)                                 Invoice Intervals.  All invoices shall be provided as of the 25th day of each month (e.g., they will be measured from the 25th of one month to the 24th of the next month).  Invoices shall be due and payable thirty (30) days after Hawaiian Telcom’s receipt of Accenture’s invoice.

(c)                                  Payments.  All amounts to be paid to Accenture under this Agreement shall be paid in U.S. dollars by federal wire transfer to the account or accounts designated by Accenture from time to time or by such other method as is mutually determined by the Parties.  Any amount not paid when due shall bear interest from the day due until paid, at a rate equal to the lesser of (i) one percent (1%) per month or (ii) the maximum rate of interest allowed by applicable Laws.

9.5                               Proration.  Periodic charges under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

9.6                               Unused Credits.  Any unused credits against future payments owed to either Party by the other pursuant to this Agreement shall be paid to the applicable Party within thirty (30) days after the expiration or termination of this Agreement.

9.7                               Disputed Charges.

(a)                                  Hawaiian Telcom may, subject to the notification requirement below and Section 9.7(b), withhold payment of particular charges that Hawaiian Telcom reasonably and in good faith disputes (or, if it has already paid such Charges, Hawaiian Telcom may withhold an equivalent amount from payment to be made during the immediately subsequent month).  Any amounts (or portions thereof) not so disputed otherwise shall be paid by the applicable payment due date, as determined pursuant to Section 9.4(b).  Hawaiian Telcom shall notify Accenture in writing on or before the payment due date of any disputed charges for which Hawaiian Telcom is withholding payment and describe, in reasonable detail, the reason for such withholding.  Hawaiian Telcom and Accenture shall diligently pursue an expedited resolution of such dispute.

(b)                                 Notwithstanding anything to the contrary herein,  Hawaiian Telcom may not withhold at any point in time in the aggregate an amount greater than one (1) month’s fees (for disputed amounts related to the first twelve (12) months following the Effective Date) or fifty percent (50%) of one month’s fees following the twelve (12) month anniversary of the Effective Date.  In lieu of making such payment to Accenture, if the disputed amounts exceed such thresholds, but are less than the Disputed Threshold Amount, Hawaiian Telcom shall have the option of placing the amount in dispute which exceeds such threshold into an interest bearing escrow account, at Hawaiian Telcom’s expense.  To the extent that the disputed amount placed in escrow would exceed the Disputed Threshold Amount, Hawaiian Telcom shall pay Accenture the amount by which the disputed amount exceeds such threshold.

(c)                                  To the extent Hawaiian Telcom prevails in any dispute over charges for which Hawaiian Telcom paid Accenture pursuant to Section 9.7(b), Hawaiian Telcom is entitled to the disputed payment as well as interest on the disputed paid amount (paid by Hawaiian Telcom to Accenture) at the rate prescribed in Section 9.4(c) from the time the disputed amount was paid by Hawaiian Telcom until the time the refund is remitted by Accenture.  To the extent Accenture prevails in any dispute over charges, Accenture is entitled to the disputed payment as well as interest on the withheld amount at the rate prescribed in Section 9.4(c) from the time the disputed amount was due until paid by Hawaiian Telcom.

(d)                                 To the extent a dispute is resolved in favor of Accenture, Accenture shall not be entitled to revoke the licenses granted in Sections 6.5(c)(ii) and 12.1(a), unless Hawaiian Telcom has failed to pay the disputed amount within thirty (30) days following resolution of the dispute.

9.8                               Taxes.  References in this Section 9.8 to Accenture or Hawaiian Telcom shall, as relevant, be deemed to include any Affiliates of such Party that are paying or receiving any of the Charges or otherwise incurring any taxes in relation to the performance or receipt of the Services (including any charges for software or equipment, as applicable).  The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(a)                                  Each Party shall be responsible (i) for any real or personal property taxes on property it owns or leases, (ii) for franchise and privilege taxes on its business, and (iii) for taxes based on its net income or for taxes on its gross receipts.

(b)                                 All amounts payable pursuant to this Agreement in respect of the Services and all other amounts referred to and monetary figures used in this Agreement are stated exclusive of any sales, use, excise, value added, services, withholding taxes related to cross-border payments (which are transaction taxes and which are not considered income taxes in such country), consumption, privilege, and other similar taxes or duties (collectively, “Taxes”).

(c)                                  Accenture shall be responsible for any Taxes on the goods or services used or consumed by Accenture in providing the Services (other than goods, including equipment or software, purchased, leased or licensed for Hawaiian Telcom or on Hawaiian Telcom’s behalf (in respect of which Hawaiian Telcom holds title or is the licensee, including by assignment)) where the Tax is imposed (including during the Term) on Accenture’s acquisition or use of such goods or services and the amount of Tax is measured by Accenture’s cost in acquiring such goods or services.

(d)                                 Hawaiian Telcom shall be responsible for, and shall pay or reimburse Accenture for the payment of, any Taxes imposed or assessed (including during the Term) on (i) the provision of the Services, as a whole, or on any particular Service or on the charges under this Agreement or (ii) on any equipment or software, purchased, leased or licensed for Hawaiian Telcom or on Hawaiian Telcom’s behalf (in respect of which Hawaiian Telcom holds title or is the licensee (including by assignment), if any).  Accenture shall only invoice Taxes to Hawaiian Telcom which Hawaiian Telcom is (A) obligated to pay pursuant to this Agreement, or (B) otherwise legally obligated to pay Accenture pursuant to relevant tax Laws, and in no instance shall Hawaiian Telcom be responsible for Taxes to the extent excluded pursuant to Section 9.8(f) below.

(e)                                  If a Tax is imposed or assessed on the provision of any of the Services as a whole, or on any particular Service, or the charges therefor or on any equipment or software, purchased, leased or licensed for Hawaiian Telcom or on Hawaiian Telcom’s behalf (in respect of which Hawaiian Telcom holds title or is the licensee (including by assignment)), the Parties shall work together to segregate the payments under this Agreement into three (3) payment streams:

(i)                                     those for taxable Services;

(ii)                                  those for which Accenture functions merely assist Hawaiian Telcom in obtaining or receiving goods, supplies, or services from third parties (including leasing and licensing arrangements); and

(iii)                               those for other nontaxable Services.

In addition, Accenture’s invoices shall separately state the Services, software and equipment (if any) provided to Hawaiian Telcom as reasonably requested by Hawaiian Telcom, including the geography from which Services are provided or where equipment or software is located.  Accenture shall otherwise reasonably cooperate with Hawaiian Telcom in invoicing Hawaiian Telcom in the most Tax efficient manner.

(f)                                    Hawaiian Telcom shall be responsible for and invoiced by Accenture for any new or increased Taxes, excluding Taxes based on income, that may arise from Accenture performing or providing Services from a location different than those specified in the Exhibit E (Service Locations), unless such change is initiated by Accenture (except where such Accenture initiation is the result of a change in Laws, which is addressed in Section 7.3).

(g)                                 The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible.  Accenture’s invoices shall separately state the amounts of any taxes Accenture is collecting from Hawaiian Telcom, and Accenture shall timely remit such taxes to the appropriate authorities.  Each Party shall provide and make available to the other any resale, multiple points of use, or other relevant exemption certificates, information regarding out-of-county, out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

(h)                                 Accenture shall promptly notify Hawaiian Telcom of, and coordinate with Hawaiian Telcom the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Hawaiian Telcom is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to control the response to and settlement of the claim.  If, in good faith, Hawaiian Telcom timely requests Accenture to challenge the imposition of any tax for which Hawaiian Telcom is responsible hereunder, and Hawaiian Telcom does not have standing to challenge such tax itself, Accenture shall do so in a timely manner and Hawaiian Telcom shall reimburse Accenture for the reasonable legal fees and expenses it incurs in doing so.  Notwithstanding the foregoing, Accenture shall retain the right to refuse to challenge the imposition of such tax and shall bear the associated tax costs.

(i)                                     Hawaiian Telcom shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Hawaiian Telcom.  Where Hawaiian Telcom does not have standing to submit a refund claim for any such Taxes, Accenture shall file a Tax refund claim with the relevant taxing authorities upon the good faith request of Hawaiian Telcom.  Any expenses incurred with respect to filing any such Tax refund claims shall be solely borne by Hawaii Telcom.  Hawaiian Telcom shall have the full right to any Taxes refunded that were borne and paid by Hawaiian Telcom, including the refund of any associated interest or penalties. Notwithstanding the foregoing, Accenture shall retain the right to refuse to file the Tax refund claim and shall reimburse Hawaiian Telcom for the amount of the associated refund to which Accenture would be entitled.

(j)                                     If Accenture believes that any Key Accenture Personnel is reasonably likely to incur “long term assignment taxes” (e.g., state or local payroll taxes, income taxes, unemployment taxes, earning taxes, etc.) where Hawaiian Telcom has requested such individual to be on site at a Hawaiian Telcom Facility away from their base office on a long term basis, Accenture shall notify Hawaiian Telcom in advance of such belief.  The Parties shall endeavor to avoid such taxes by rotating such Key Accenture Personnel out of such location prior to incurring long term assignment taxes while maintaining the availability, to extent possible, of such individual at such location.  Notwithstanding Sections 7.1 and 8.4, if Hawaiian Telcom does not agree in its sole discretion to reimburse Accenture on an Out-of-Pocket Expense basis for the incremental amount of such Taxes, Accenture may relocate such employee as necessary to avoid such Taxes (but not until it is necessary to do so).  In any event, nothing in this Section 9.8(j) shall excuse Accenture from any of its other obligations under this Agreement (including meeting milestone dates for Deliverables and the service levels).

(k)                                  Hawaiian Telcom agrees to reimburse and hold Accenture harmless from any deficiency (including penalties and interest) relating to taxes that are the responsibility of Hawaiian Telcom under Section 9.8(a), 9.8(b), 9.8(d), 9.8(e) and 9.8(f).  Accenture agrees to reimburse and hold Hawaiian Telcom harmless from any deficiency (including penalties and interest) relating to taxes that are the responsibility of Accenture under Section 9.8(a) and 9.8(c).

ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1                        Representations and Warranties.

(a)                                  Work Standards.  Accenture warrants that it shall provide the Actual Services with promptness and diligence as described in an SOW, and in a workmanlike manner, in accordance with the practices and professional standards used in well-managed operations for performing services similar to such Services.  With respect to Services identified in one or more Statements of Work or Work Orders and performed on a firm fixed price basis, Accenture also represents and warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience and skill to perform such Services.  With respect to the AM Discretionary Services, capacity-based services, and time-and-materials based services, Accenture represents and warrants that it shall use qualified individuals with training, education, experience and skill consistent with the service classification description applicable to such individual, as set forth in the applicable SOW.  Accenture shall re-perform, at no additional cost to Hawaiian Telcom, the Services that fail to comply in all material respects with this warranty; provided that Hawaiian Telcom notifies Accenture of such non-compliance within one-hundred-eighty (180) days after Hawaiian Telcom first knew or reasonably should have known of the underlying facts giving rise to such claim, provided further that the foregoing will not extend the statute of limitations provided for in Section 15.3.  Subject to the other remedies for breaches of other warranties provided for elsewhere in this Section 10.1, the obligation to re-perform is Hawaiian Telcom’s sole and exclusive remedy for breach of this warranty.

(b)                                 Support Standards.  Subject to Hawaiian Telcom’s obligation to procure maintenance and support for In-Scope Applications in accordance with this Agreement, and to the extent maintenance and support activities are Services, Accenture shall perform maintenance on any In-Scope Applications in accordance with the applicable software supplier’s written documentation and recommendations provided in writing to Accenture prior to execution of the applicable SOW or Work Order, or promptly after it is made available to Hawaiian Telcom, as the case may be.

(c)                                  Deliverables.

(i)                                     Accenture warrants that its modifications to, and development of, System Deliverables that are software shall comply with their respective Specifications in all material respects and will not cause Severity Level 1 or Severity Level 2 Problems, during the Application Warranty Period.

(ii)                                  Reserved.

(iii)                               Subject to Section 10.1(c)(iv) and (v) below, as Hawaiian Telcom’s sole and exclusive remedy with respect to breach of the warranty in Section 10.1(c), Accenture shall promptly correct any failures to comply with the warranty in Section 10.1(c)(i) (each a “Warranty Defect”) in a particular System Deliverable, reported to Accenture in writing during the Application Warranty Period for such System Deliverable, at no additional cost to Hawaiian Telcom.

(iv)                              If, after using Reasonable Efforts, Accenture is unable to correct a Warranty Defect under warranty within the Warranty Repair Time, Hawaiian Telcom, as its sole and exclusive remedy, shall be entitled to terminate Accenture’s obligation to correct such Warranty Defect and/or seek direct damages as a result of such breach, subject to the limitations on liability set forth in Section 10.1(c)(vi) and Article 15.

(v)                                 Notwithstanding the foregoing, Accenture will be excused from its obligations in Section 10.1(c)(iii) and any liability for direct damages in Section 10.1(c)(iv) to the extent a Warranty Defect is caused by:  (A) any Person (other than Accenture Personnel) making any revisions or modifications to the System Deliverable after its provision to Hawaiian Telcom; (B) Hawaiian Telcom’s misuse or operation of the System Deliverable other than in accordance with applicable documentation or design identified in the applicable SOW; or (C) use of the applicable System Deliverable on hardware that does not meet any minimum hardware requirements identified in the SOW or Work Order, if any (unless such hardware is otherwise recommended, supplied or approved by Accenture).

(vi)                              Accenture’s liability for direct damages under Section 10.1(c) shall be limited as provided for in Exhibit Q (Other Terms).

(d)                                 Absence of Litigation.  Each Party represents and warrants that as of the Effective Date and to its actual knowledge no claim, litigation, proceeding, arbitration, investigation or material controversy is pending, has been threatened or is contemplated against or by it which would have a material adverse effect on the such Party’s ability to enter into this Agreement or perform its obligations under this Agreement.

(e)                                  Authorization and Other Contracts.  Each Party represents and warrants to the other that:

(i)                                     it has the requisite corporate power and authority to enter into this Agreement and to fulfill all of its obligations under this Agreement, including, in the case of Accenture, delivering the Services; and

(ii)                                  the execution, delivery and performance of this Agreement does not violate any judgment, order or decree; andthe execution, delivery and performance of this Agreement does not constitute a material default under any material contract by which such Party or its Affiliates or any of the same’s material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default.

(f)                                    Inducements.

(i)                                     Each Party represents and warrants to the other Party that it has not violated any applicable Laws regarding the offering of unlawful inducements in connection with this Agreement.

(ii)                                  Accenture represents that it has not paid or caused to be paid any amounts, or given or caused to be given any gifts, to any government agent, official or employee in contravention of applicable government procurement Laws for the purpose of influencing any decisions in connection with the Services.

(g)                                 Infringement.  Each Party represents and warrants that as of the execution of each SOW, except to the extent expressly noted otherwise in such SOW, to its knowledge, any Deliverables and Technical Elements provided by such Party thereunder will not infringe upon or misappropriate any patents validly issued as of the effective date of the SOW (but only with respect to patent rights in the countries from which the Service is being provided), or a third party’s trademarks, copyrights, or trade secrets.

(h)                                 Verizon Software.  Hawaiian Telcom represents, warrants and covenants that the “Software,” “Verizon Deliverable” and “Verizon Proprietary Software” (each as defined in the Verizon Sublicense Agreement) delivered or made available to Accenture is in the form and content as it was provided to Hawaiian Telcom pursuant to the SDLA or the SLA (as defined in the Verizon Sublicense Agreement), as modified by Hawaiian Telcom thereunder.

(i)                                     DISCLAIMER

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 10.1, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICE, SOFTWARE, HARDWARE, DELIVERABLES, WORK PRODUCT OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT.  ACCENTURE EXPRESSLY DISCLAIMS ANY WARRANTY OF THE ACCURACY OR COMPLETENESS OF DATA, OPERATIONAL CRITERIA OR PARAMETERS PROVIDED BY HAWAIIAN TELCOM.  ACCENTURE DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF ANY SOFTWARE SHALL BE UNINTERRUPTED OR ERROR FREE.  ACCENTURE WILL NOT BE RESPONSIBLE FOR ERRORS IN THE CODE FOR IN-SCOPE APPLICATIONS WHERE ACCENTURE DOES NOT HAVE ACCESS TO, AND THE RIGHT AND OBLIGATION TO MODIFY,  SUCH CODE.

10.2        Covenants.

(a)                                  Viruses.

(i)                                     Accenture shall use Reasonable Efforts to protect against forms of harmful or surreptitious code (“Viruses”) being introduced by Accenture into the System or any Accenture systems used to provide the Services identified in one or more Statements of Work or Work Orders.

(ii)                                  Hawaiian Telcom shall use Reasonable Efforts to protect against Viruses being introduced into the System.

(iii)                               If either Party discovers that a Virus has been introduced into its software, equipment or systems that interface or otherwise interconnect with the other Party’s software, equipment or systems, such Party shall immediately notify the other Party of the pertinent facts.

(iv)                              If Accenture discovers that a Virus has been introduced into the System, Accenture shall:  (i) immediately notify Hawaiian Telcom of the pertinent facts; (ii) immediately commence efforts to contain and isolate the Virus (with Hawaiian Telcom’s approval for any disconnections); (iii) use Reasonable Efforts to remediate or repair (or both) the affected In-Scope Applications that are lost or corrupted as a result of the Virus, and (iv) promptly restore the Services to full operation in accordance with the Agreement (including the service levels).  Accenture will do so at its own expense where the Virus is introduced into the System by Accenture or through Accenture’s access to the System, and in all other cases, Hawaiian Telcom shall reimburse Accenture for its incremental costs in complying with this paragraph, subject to Section 4.2(d).  To the extent Hawaiian Telcom does not give its approval for a disconnection deemed by Accenture to be necessary, such denial shall be deemed a Possible Excuse for purposes of Section 3.8(c), and if such denial increases Accenture’s costs in performing its obligations under this Section 10.2(a)(iv), Hawaiian Telcom shall be responsible for the incremental costs resulting from such denial, subject to Section 4.2(d).

(b)                                 Disabling Code.  Accenture shall not knowingly insert into any System Deliverable or In-Scope Application or any other Hawaiian Telcom software any code which would have the effect of disabling or otherwise shutting down all or any portion of the Services.  With respect to any disabling code that may be part of any software, each Party agrees to not invoke such disabling code at any time, including upon the expiration or termination of this Agreement, without the other Party’s prior written consent.

(c)                                  Efficiency and Cost Effectiveness.  To the extent that resources or services are charged on a person hour or other non-fixed basis (including charges billed on a time and materials basis and Pass-Through Expenses), Accenture shall use Reasonable Efforts to use efficiently the resources or services necessary to provide the Services, and to perform the Services in a reasonably cost efficient manner consistent with the required level of quality and performance.

ARTICLE XI
CONFIDENTIALITY; SAFEGUARDING OF DATA

11.1        Confidentiality.

(a)                                  In connection with this Agreement, each of the Parties has disclosed and may continue to disclose to the other Party information that relates to the disclosing Party’s business operations, financial condition, customers, products, services or technical knowledge.

Except as otherwise specifically agreed in writing by the Parties, Accenture and Hawaiian Telcom each agree that (i) all information communicated to it by the other and identified as confidential or proprietary, (ii) all information identified as confidential or proprietary to which it has access in connection with the Services, (iii) all information communicated to it or to which it has access that reasonably should be understood by the receiving Party, because of confidentiality or similar legends, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party, and (iv) this Agreement (collectively, the “Confidential Information”), shall be and shall be deemed to have been received in confidence and shall be used only for purposes of this Agreement; except that Hawaiian Telcom may share the following with its replacement service provider and any third party that intends to submit a bid to Hawaiian Telcom to perform the same or similar services as the replacement service provider or any other services related thereto, provided that such third party is subject to confidentiality provisions consistent with the terms of this Article XI:  all Exhibits B and Attachments thereto, including the Statements of Work and Work Orders, Attachment B-3.1 (Service Level Methodology) (provided that the Amount at Risk and At Risk Pool Percentage Available for Allocation shall be redacted), Attachment B-3.2 (Service Level Definitions and Metrics), Attachments B-3.3 (Transition Plan),) and B-3.5 (System and Process Queues), Recovery Projects and Enhancement Projects set forth in Attachments D-1 and D-2, respectively (excluding any charges associated therewith), Exhibits F (Resources), G (Hawaiian Telcom Policies), H (Hawaiian Telcom Facilities), I (In-Scope Applications), K (Form of Invoice), L (Verizon Sublicense), and O (Reporting), and any other information that is provided by Hawaiian Telcom to Accenture.

(b)                                 Each Party’s Confidential Information shall remain the property of that Party except as otherwise expressly provided in this Agreement.  Each of the Parties shall use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information (or information of its customers) of a similar nature, and in any event, no less than reasonable care.  Each Party may disclose relevant aspects of the other Party’s Confidential Information to its employees, Affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations, or the enforcement of its rights, under this Agreement; provided, however, that such Party shall use Reasonable Efforts to ensure that such employees, Affiliates, subcontractors or agents comply with these confidentiality provisions.  Each Party shall be responsible for any improper disclosure of Confidential Information by such Party’s employees, Affiliates, subcontractors or agents.

(c)                                  Neither Party shall (i) make any use of the Confidential Information of the other except as contemplated by this Agreement, (ii) acquire any right in or assert any lien against the Confidential Information of the other, except for the license rights as set forth in Section 6.5 and 6.3, or (iii) sell, assign, lease or otherwise commercially exploit the Confidential Information of the other Party.  Upon expiration or any termination of this Agreement and completion of a Party’s obligations under this Agreement, each Party shall (except as otherwise provided in this Agreement) return or destroy, as the owner may direct, all documentation in any medium that contains the other Party’s Confidential Information, and retain no copies; provided, however, either Party may retain copies of the Confidential Information of the other Party to the extent required for (i) in the case of Accenture, compliance with applicable professional standards or quality assurance purposes and (ii) in the case of Hawaiian Telcom, its continuing operations or internal business purposes.

(d)                                 This Section 11.1 shall not apply to any particular information that either Party can demonstrate (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information (without corresponding confidentiality obligations) to it; or (v) was independently developed by or for the receiving Party without use of the Confidential Information of the disclosing Party.  In addition, a Party shall not be considered to have breached its obligations under this Section 11.1 for disclosing Confidential Information of the other Party to the extent required to satisfy any legal requirement of a competent governmental authority, provided that (1) promptly upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party prior to making such disclosure in order that the other Party may object to such disclosure, take action to ensure confidential treatment of the Confidential Information, or take such other action as it considers appropriate to protect the Confidential Information, and (2) when disclosing Confidential Information for the purpose of satisfying such legal requirements, the Party legally required to disclose redacts all Confidential Information which it, in good faith consultation with the other Party, reasonably determines are not required to be disclosed to satisfy the legal requirements.

11.2        Hawaiian Telcom Data.

(a)                                  As between the Parties, Hawaiian Telcom shall be the sole and exclusive owner of all Hawaiian Telcom Data.  Accenture will not possess or assert, and will contractually require that its subcontractors do not possess or assert, any lien or other right or interest against or to any Hawaiian Telcom Data. Accenture shall utilize the Hawaiian Telcom Data solely for purposes of this Agreement and shall not sell, assign, lease or otherwise commercially exploit the Hawaiian Telcom Data.  Hawaiian Telcom Data shall be deemed Hawaiian Telcom Confidential Information for purposes of Section 11.1.  Accenture is hereby authorized to have access to and to make use of the Hawaiian Telcom Data for the Term to the extent reasonably necessary or appropriate for the performance by Accenture of its obligations hereunder.  Accenture may disclose relevant aspects of the Hawaiian Telcom Data to its employees, Affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations, or the enforcement of its rights, under this Agreement.

(b)                                 Subject to the other terms and conditions of this Agreement (including the Contract Change Control Process) Accenture will:  (i) comply with all applicable Hawaiian Telcom Policies attached as Exhibit G-1 with respect to the Hawaiian Telcom Data; and (ii) segregate all Hawaiian Telcom Data from that of any other client.

(c)                                  Accenture will establish and maintain procedures, systems, processes and controls intended to prevent the unauthorized access, destruction, loss or alteration of any Hawaiian Telcom Data in the possession or control of Accenture, or while transmitted by Accenture to Hawaiian Telcom, that are no less rigorous than those maintained by Accenture for its own similar data.  Without limiting the generality of the foregoing, Accenture shall comply with Hawaiian Telcom Policies regarding procedures and safeguards against the destruction, loss or alteration of Hawaiian Telcom Data in Accenture’s possession, as such Hawaiian Telcom Policies are attached as Exhibit G-1, as such procedures may be upgraded or enhanced by Hawaiian Telcom from time to time, provided that any such changes will be subject to the fee adjustments provided for in Section 4.2(d).

(d)                                 Accenture may retain archival copies of Hawaiian Telcom Data as reasonably necessary to verify Accenture’s compliance with this Agreement, subject to its confidentiality obligations as set forth in this Article XI.  Accenture shall identify such data to Hawaiian Telcom at the time such archival copies are withheld.

(e)                                  Accenture will not attempt to access or allow access to Hawaiian Telcom Data that is not required for the performance of the Services or otherwise authorized hereby.  Accenture will promptly notify Hawaiian Telcom of any discovered breach or attempted breach of security by Accenture Personnel of Hawaiian Telcom Data (including with respect to such information held or processed by subcontractors) and will investigate and work to remediate the effects of such breach and take reasonable steps to prevent the recurrence of the attempted breach.

(f)                                    Notwithstanding the foregoing or anything herein to the contrary, with respect to any Hawaiian Telcom Data that is information about individuals, whether personally identifiable information or non-personally identifiable information, Accenture will not access, retrieve, store, view or otherwise use such data except if and to the extent necessary to perform the Services, nor will Accenture store any such data outside of the United States.

11.3        Unauthorized Acts.  Each Party shall:

(a)                                  notify the other Party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any Person that may become known to such Party;

(b)                                 promptly furnish to the other Party details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(c)                                  use reasonable efforts to cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

(d)                                 promptly use reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge of Confidential Information.

The Party whose Confidential Information is the subject of such activity shall reimburse any Out-of-Pocket Expenses incurred by the other Party as a result of compliance with this Section 11.3, unless the unauthorized possession, use or knowledge, or attempt thereof is the result of the other Party’s breach of its obligations under Sections 11.1(b) or (c).

11.4        Employees and Contracts.  Each Party shall be responsible for contractually obligating its Personnel (i.e., Hawaiian Telcom Personnel in the case of Hawaiian Telcom and Accenture Personnel in the case of Accenture) to comply with terms consistent with this Article 11 and will be responsible for any failures to comply by such Personnel.

ARTICLE XII
PROPRIETARY RIGHTS

12.1        Ownership of Deliverables.

(a)                                  As between the Parties, upon payment for the applicable Deliverable or applicable Services rendered (e.g., the applicable monthly Charges in the case of modifications to Hawaiian Telcom Technical Elements made in connection with the AM Services), Hawaiian Telcom shall be the sole and exclusive owner of the Deliverables and all Intellectual Property Rights therein, and Accenture hereby assigns any right, title and interest it may have in such Deliverables or any Intellectual Property Rights therein to Hawaiian Telcom.  Without limiting the generality of the foregoing, to the extent applicable, each Deliverable shall be deemed a “work made for hire.”  Accenture agrees to execute any appropriate documents and take any other appropriate actions reasonably requested by Hawaiian Telcom to effectuate the purposes of this Section 12.1.  Notwithstanding the foregoing, Accenture shall not be estopped from contesting the validity of any patent or patents filed by Hawaiian Telcom relating to any Deliverables in any legal proceeding.  If, and to the extent that, Accenture is prevented under applicable Laws from assigning any such Deliverables or rights therein to Hawaiian Telcom, Accenture hereby grants to Hawaiian Telcom an irrevocable, perpetual, sublicensable, worldwide, fully paid-up, royalty-free and exclusive (i.e., as against all others including Accenture) license to use, modify and otherwise exploit in any manner any such Deliverables (excluding any Accenture Technical Elements and Accenture Confidential Information incorporated therein) or rights upon payment for such Deliverable or Service.  Prior to payment for the applicable Deliverable or applicable Services rendered, Accenture hereby grants to Hawaiian Telcom an exclusive, revocable, non-transferable, license to use, copy, modify and prepare derivative works of the Deliverable solely for Hawaiian Telcom’s internal business use.  Such license will be sublicensable, provided any such sublicenses will be revocable in the event Hawaiian Telcom’s license is revoked.

(b)                                 For purposes of Section 12.1(a), Deliverables shall not include any Accenture Technical Elements which are embedded in a Deliverable.  All Deliverables shall be developed such that they can be operated without reliance on any Accenture-Provided User Tools or any other Accenture Technical Elements except to the extent embedded in a Deliverable in accordance with Section 6.5.

12.2        Residuals Clause.  Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall prohibit either Party from using general ideas, skills, knowledge, experience, concepts and know-how learned in connection with this Agreement that are retained in unaided memory of its employees (provided they have not been intentionally memorized for the purpose of relying on this provision), provided that such use does not infringe the other Party’s copyrights and does not misappropriate the other Party’s trade secrets.  Where (i) a Deliverable embodies an invention for which Hawaiian Telcom seeks patent protection, and a patent claiming such invention issues for which any Accenture Personnel are inventors, or (ii) any modification to or derivative work of an Accenture Technical Element made by or on behalf of Hawaiian Telcom embodies an invention for which Hawaiian Telcom seeks patent protection, and a patent claiming such invention issues, and, to the extent that such derivative work is software or software code, the underlying Accenture Technical Element contributes a material portion of the derivative work,then in each of the cases of subsections (i) and (ii),  Hawaiian Telcom agrees not sue Accenture for infringement of such patent as a result Accenture exercising its rights under this Section 12.2.

12.3        Hawaiian Telcom IP Rights.  Notwithstanding any other provision of this Agreement to the contrary, under no circumstances will Hawaiian Telcom be obligated to assign to Accenture any intellectual property rights owned by Hawaiian Telcom or any of its subcontractors, and any provision of this Agreement which requires such an assignment is hereby superseded by this Section.  In the event of a conflict between this provision and any other provision of this Agreement, the terms of this provision will govern.

ARTICLE XIII
AUDIT RIGHTS

13.1        Operational Audits.

(a)                                  Subject to the provisions of Section 13.3, Accenture shall provide to such auditors (including third-party auditors, Sarbanes-Oxley 404 consultants and Hawaiian Telcom’s internal audit staff) as Hawaiian Telcom may designate in writing, access to any Accenture Facility at which the Actual Services are being performed, and to such Accenture Personnel, systems, data and records maintained or used by Accenture in connection with the Services as may be requested by such auditor for the purpose of performing audits, reviews and inspections of Hawaiian Telcom and its businesses as necessary to enable Hawaiian Telcom to (i) meet its applicable regulatory requirements or to verify it is otherwise in compliance with any Hawaiian Telcom Laws, including verifying the integrity of Hawaiian Telcom Data (including reasonable access as necessary to document processes and controls as part of its Sarbanes-Oxley 404 readiness efforts), and (ii) confirm that the Services are being provided in accordance with this Agreement, including the service levels and verifying the integrity of Hawaiian Telcom Data.  To the extent applicable to the Services performed by Accenture, the scope of such audits or reviews may include, without limitation, (x) Accenture’s practices and procedures, and (y) the adequacy of general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls), change management controls (acquisition, implementation and monitoring), and security practices and procedures.  Hawaiian Telcom shall be responsible for its costs and expenses (including the costs and expenses of its auditors and consultants) in connection with performing any such audits or reviews.  Accenture shall provide such support for audits conducted pursuant to Section 13(a)(i) at no charge.  Audits conducted pursuant to Section 13(a)(ii) herein may be conducted at no charge no more frequently than annually, unless material issues are discovered, in which case Hawaiian Telcom may perform additional audits at no charge to monitor and verify the resolution of such issues.  If Hawaiian Telcom elects to perform additional audits under Section 13(a)(ii), any assistance required by Accenture (which Accenture is not otherwise obligated to provide) shall be subject to Section 4.2(d) (e.g., the Charges will be equitably adjusted if and to the extent provided for in Section 4.2(d)), provided, however, that there will be no charge if any such audit identifies a failure of Accenture to perform any of its obligations hereunder in a material respect.

(b)                                 Accenture shall provide an annual type 2 Statement on Auditing Standards (“SAS”) 70 to Hawaiian Telcom for the Accenture Service Locations from where Services identified in one or more Statements of Work or Work Orders are provided, at no cost to Hawaiian Telcom.  The scope of these reports shall be the common controls that support multiple clients served from Accenture delivery centers.  The control objectives are based upon guidance from the Information Technology Governance Institute.  The reporting period for such annual SAS 70 shall be from April 1 to October 1 of each calendar year, with an estimated delivery date of approximately November 1, but no later than November 15.  Hawaiian Telcom and its external auditor will be provided copies of relevant reports upon issuance.  Hawaiian Telcom agrees that its data may be used as a sample client for the purposes of testing.  In addition to such annual SAS 70 report, Hawaiian Telcom, at its own expense, may further audit Accenture (either the Hawaiian Telcom stand-alone facility or the common Accenture delivery center located in Manila) in accordance with the terms of this Article XIII.  To the extent Hawaiian Telcom requests a client-specific SAS 70 report, Accenture will contract with a Big 4 accounting firm to perform a client-specific SAS 70 audit, and Hawaiian Telcom will pay the accounting firm’s fees and expenses.  For such client-specific SAS 70 audit, Hawaiian Telcom may establish the scope, control objectives, frequency and reporting periods.

13.2        Financial Audits.

(a)                                  In order to document the Services and the Charges paid or payable by Hawaiian Telcom under this Agreement, Accenture shall retain its standard records and supporting documentation for at least three (3) years.

(b)                                 Subject to the provisions of Section 13.3, Accenture shall provide to such auditors as Hawaiian Telcom may designate in writing, access to such records and supporting documentation as are necessary to audit the Charges paid or payable by Hawaiian Telcom under this Agreement.  Hawaiian Telcom may audit the Charges charged to Hawaiian Telcom to determine that such Charges are accurate and were calculated in accordance with this Agreement.

(c)                                  Any such audits shall be conducted at Hawaiian Telcom’s expense; provided, however, that if, as a result of such audit, Hawaiian Telcom determines that Accenture has overcharged Hawaiian Telcom, Hawaiian Telcom shall notify Accenture of the amount of such overcharge and Accenture shall promptly pay to Hawaiian Telcom the amount of the overcharge, with interest at the rate set forth in Section 9.4.  If the audit reveals an undercharge, Hawaiian Telcom shall promptly pay to Accenture the amount of the undercharge, minus the out-of-pocket costs and expenses incurred for such audit.

13.3        General Principles Regarding Audits.

(a)                                  Hawaiian Telcom and its auditors shall use Reasonable Efforts to conduct such audits in a manner that shall result in a minimum of inconvenience and disruption to Accenture’s business operations.  Audits may be conducted only during normal business hours.  Hawaiian Telcom and its auditors shall not be entitled to audit (i) data or information of other customers or clients of Accenture; (ii) any Accenture proprietary data including cost information unless such is the basis of a reimbursable or Pass-Through Expense; or (iii) any other Confidential Information of Accenture that is not directly relevant for the purposes of the audit.  Hawaiian Telcom shall provide Accenture with at least ten (10) days’ prior written notice of an audit.  Accenture shall use Reasonable Efforts to cooperate in the audit, shall make available on a timely basis the information reasonably required to conduct the audit and shall assist the designated employees of Hawaiian Telcom or its auditors as reasonably necessary.  To the maximum extent possible, audits shall be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the Services.  All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, constitutes Confidential Information of Accenture and Hawaiian Telcom.

(b)                                 Prior to conducting an audit, the auditors and other representatives of Hawaiian Telcom shall be subject to confidentiality and non-disclosure requirements consistent with requirements of Section 11.1.  Hawaiian Telcom will not use any Accenture Competitor to conduct such audits.  For purposes of the immediately preceding sentence, an Accenture Competitor shall not include the accounting/auditing division of any Accenture Competitor.

13.4        Remedial Action.  Promptly following an audit or inspection by or on behalf of Hawaiian Telcom or Accenture, Hawaiian Telcom and Accenture shall meet to discuss the findings of the auditors or inspectors, whichever the case may be, and to develop and agree upon an appropriate and effective manner in which to respond to the deficiencies identified in and changes suggested by the audit report.  If Hawaiian Telcom reasonably determines that any matter identified in an audit would:

(a)                                  be considered a deficiency in Hawaiian Telcom’s internal control structure and procedures for financial reporting (as such deficiency is characterized under the Standards) or in Accenture’s processes;

(b)                                 require Hawaiian Telcom to disclose a risk of non-compliance;

(c)                                  prevent Hawaiian Telcom’s management from evaluating or affirming the effectiveness of its internal control for financial reporting pursuant to the Sarbanes-Oxley Act; or

(d)                                 prevent Hawaiian Telcom’s independent auditors from providing an attestation opinion;

then Accenture shall resolve such deficiency or risk, and shall use Reasonable Efforts to do so as promptly as practicable, taking into consideration the nature of the deficiency and the risks it poses to Hawaiian Telcom, in such a manner that Hawaiian Telcom can complete management assessments and attestations required by the Sarbanes-Oxley Act.  To the extent a matter described in this Section is the result of Accenture not following the written policies and procedures relating to Services then Accenture will bear the cost of the remediation.  To the extent Accenture is following the written policies and procedures relating to Services then the cost or any change or enhancement will be borne by Hawaiian Telcom.

13.5        Accenture Audits.  If an Audit undertaken or commissioned by Accenture (including its Affiliates, their subcontractors, agents or representatives and whether performed by internal or external auditors) relating to Accenture’s operating practices and procedures reveals a material adverse impact on, or other issue with, the Services or Hawaiian Telcom, Accenture will promptly notify Hawaiian Telcom of such impact or issue.

13.6        Survival of Audit Rights.  The audit rights in Section 13.2 shall extend for a period of twelve (12) months following the expiration of the Termination Assistance Period, provided that any audit with respect to Taxes shall be deemed subject to Section 13.1, not Section 13.2.  The audit rights in Section 13.1 shall survive until the later of:  (a) seven (7) years after the termination of the whole of the Agreement; provided that the right to audit Accenture’s facilities shall terminate one (1) year after the termination of the whole of the Agreement (including the Termination Assistance Period); (b) the date upon which all pending matters relating to this Agreement are closed; or (c) the date on which such information is no longer required in order to meet Hawaiian Telcom Laws or Hawaiian Telcom’s then current record retention policies.  Before destroying or otherwise disposing of any particular items or information to be retained under this Section 13.6, Accenture will provide Hawaiian Telcom with ninety (90) days prior written notice.  Accenture will offer Hawaiian Telcom the opportunity to recover such items or information by other means or request that Accenture deliver such items or information to Hawaiian Telcom.  Hawaiian Telcom will pay Accenture’s Out of Pocket Expenses to make such delivery.

ARTICLE XIV
INDEMNIFICATION

14.1        Bodily Injury and Property Damage.  Each Party shall indemnify, defend and hold harmless the other and its Affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any Losses arising from claims by third parties relating to bodily injury or death of any person or damage to real and/or tangible personal property to the extent caused by the negligence or willful misconduct of the indemnifying party, its personnel or agents.

14.2        Indemnification by Accenture.  Accenture shall indemnify, defend and hold harmless Hawaiian Telcom, Hawaiian Telcom Affiliates and their respective employees, principals (partners, shareholders or other holders of an ownership interest, as the case may be) and agents (the “Hawaiian Telcom Indemnitees”) from and against any and all Losses arising from claims by third parties, whether based in whole or in part in contract, tort, negligence, statute or otherwise, to the extent caused by any of the following:

(a)                                  the failure of Accenture to perform any obligations under any license, lease or other agreement between Accenture and a third party;

(b)                                 the failure of Accenture to perform any obligations under any third-party license, lease or other agreement assigned by Accenture and assumed by Hawaiian Telcom in connection with the expiration or termination of this Agreement, provided that this Section 14.2(b) shall apply only to claims by such third party that are based on acts or omissions occurring during the period preceding the date of such assumption;

(c)                                  The failure of Accenture to comply with Accenture Laws;

(d)                                 Accenture’s failure to obtain any Required Consents; provided, however, if the failure to obtain a Required Consent is an infringement or alleged infringement of intellectual property, this Section 14.2 shall not apply and Section 14.4 shall constitute Accenture’s sole and exclusive obligations and liability with respect to the failure to obtain such Required Consent;

(e)                                  To the extent not related to any wrongful acts or omissions committed or alleged to have been committed by Hawaiian Telcom or any Hawaiian Telcom Affiliate or any Authorized Users, any claims brought by any supplier or subcontractor of Accenture arising under or in connection with an agreement between Accenture and such supplier or subcontractor; or

(f)                                    Accenture’s breach of any of its representations and warranties set forth in Sections 10.1(d), (e) and (f).

14.3        Indemnification by Hawaiian Telcom.  Hawaiian Telcom shall indemnify, defend and hold harmless Accenture, Accenture Affiliates and their respective employees, principals (partners, shareholders or other holders of an ownership interest, as the case may be) and agents (the “Accenture Indemnitees”) from and against any and all Losses arising from claims by third parties, whether based in whole or in part in contract, tort, negligence, statute or otherwise, to the extent caused by any of the following:

(a)                                  the failure of Hawaiian Telcom to perform any obligations under any license, lease or other agreement between Hawaiian Telcom and a third party;

(b)                                 the failure of Hawaiian Telcom to perform any obligations under any third-party license, lease or other agreement assigned by Accenture and assumed by Hawaiian Telcom in connection with the expiration or termination of this Agreement, provided that this Section 14.3(c) shall apply only to claims by such third party that are based on acts or omissions occurring during the period from and after the date of such assumption;

(c)                                  Hawaiian Telcom’s failure to obtain any Required Consents; provided, however, if the failure to obtain a Required Consent is an infringement or alleged infringement of intellectual property, this Section 14.3 shall not apply and Section 14.5 and 3.8(c) shall constitute Hawaiian Telcom’s sole and exclusive obligations and liability with respect to the failure to obtain such Required Consent;

(d)                                 any third-party claim which arises in connection with the use by Hawaiian Telcom of any Deliverable or Services provided by Accenture to Hawaiian Telcom under this Agreement, except to the extent covered by Accenture’s indemnity obligations under this Agreement;

(e)                                  The failure of Hawaiian Telcom to comply with Hawaiian Telcom Laws;

(f)                                    Hawaiian Telcom’s breach of any of its representations and warranties set forth in Sections 10.1(d), (e), (f) and (h) of this Agreement and Sections 9.2 and 9.3 of the Verizon Sublicense Agreement; or

(g)                                 any Additional Third Party Claims set forth in Exhibit Q (Other Terms).

14.4        Accenture’s Infringement Indemnity.

(a)                                  Accenture shall indemnify, defend and hold harmless Hawaiian Telcom Indemnitees from and against any and all Losses that result or are claimed to result in whole or in part from the contention that any Accenture Technical Elements and Deliverables provided by Accenture to Hawaiian Telcom pursuant to this Agreement or otherwise provided and used by Accenture in connection with this Agreement, constitute infringement or misappropriation of any patents validly issued as of the effective date of the later of the Statement of Work or Work Order (but only with respect to patent rights in the countries from which the Service is being provided), or a third party’s trademarks, copyrights, or trade secrets.

(b)                                 Accenture shall not indemnify Hawaiian Telcom, however, to the extent the claim of infringement is caused by:

(i)                                     Hawaiian Telcom’s misuse or modification of the Deliverable;

(ii)                                  Hawaiian Telcom’s failure to use corrections or enhancements made available by Accenture;

(iii)                               Hawaiian Telcom’s use of the Deliverable in combination with any product or information not owned, developed or approved by Accenture;

(iv)                              Hawaiian Telcom’s distribution, marketing or use for the benefit of third parties of the Deliverables;

(v)                                 Accenture’s compliance in developing the Deliverable with information, direction, specification or materials provided by Hawaiian Telcom in connection with this Agreement, and the infringement cannot be remedied by modifying the Deliverable while maintaining compliance with the specification; or

(vi)                              the infringing material was furnished to Accenture by Hawaiian Telcom or by Hawaiian Telcom’s previous or current service provider working on the services to be transitioned to Accenture.

(c)                                  If any Deliverable is, or in Accenture’s opinion is likely to be, held to be infringing, Accenture shall at its expense and option, except to the extent the cause of such infringement is set forth in Section 14.4(b), either:

(i)                                     procure the right for Hawaiian Telcom to continue using it;

(ii)                                  replace it with a noninfringing item of equivalent or better performance, functionality and compatibility;

(iii)                               modify it to make it noninfringing but of equivalent or better performance, functionality and compatibility; or

(iv)                              if (i) — (iii) are not commercially reasonable, Accenture may direct the return of the Deliverable and refund to Hawaiian Telcom the fees paid for such Deliverable less a reasonable amount for Hawaiian Telcom’s use of the Deliverable up to the time of return.

(d)                                 The foregoing remedies constitute Hawaiian Telcom’s sole and exclusive remedies and Accenture’s entire liability with respect to infringement.

14.5        Hawaiian Telcom Infringement Indemnity.

(a)                                  Hawaiian Telcom shall indemnify, defend and hold harmless Accenture Indemnitees from and against any and all Losses that result or are claimed to result in whole or in part from the contention that any Technical Elements provided by Hawaiian Telcom to Accenture pursuant to this Agreement (including the Technical Elements made available to Accenture in connection with the Verizon Sublicense Agreement) or otherwise provided and used by Hawaiian Telcom in connection with this Agreement constitute infringement or misappropriation of any patents validly issued as of the effective date of the later of the Statement of Work or Work Order (but only with respect to patent rights in the countries from which the Service is being provided), or a third party’s trademarks, copyrights, or trade secrets.

(b)                                 Hawaiian Telcom shall not indemnify Accenture, however, if the claim of infringement is caused by:

(i)                                     Accenture’s misuse or modification of the Hawaiian Telcom resource or item;

(ii)                                  Accenture’s failure to use corrections or enhancements made available by Hawaiian Telcom; or

(iii)                               Accenture’s use of the Hawaiian Telcom resource or item in combination with any product or information not owned, developed or approved by Hawaiian Telcom.

For the avoidance of doubt, Accenture’s use, reproduction, modification and creation of derivative works of any Unknown Third Party Software and Third Party Modules (each as defined in the Verizon Sublicense Agreement) made available to Accenture by Hawaiian Telcom shall not be considered misuse, provided that such activity is undertaken during the Term or the Termination Assistance Period and for the sole purpose of providing the Services to Hawaiian Telcom and its Affiliates; and further provided that Hawaiian Telcom has not provided Accenture with notice under last paragraph of Section 8 of the Verizon Sublicense Agreement to cease all use or certain uses of the Unknown Third Party Software for Third Party Module.

(c)                                  If any Hawaiian Telcom resource or item is, or in Hawaiian Telcom’s opinion is likely to be, held to be infringing, Hawaiian Telcom shall at its expense and option, except to the extent the cause of such infringement is set forth in Section 14.5(b), either (i) procure the right for Accenture to continue using it; (ii) replace it with a noninfringing equivalent; (iii) modify it to make it noninfringing, or (iv) direct its return to Accenture if it was provided to Accenture and or otherwise discontinue its use, provided that the removal of such resource or item shall be deemed a Possible Excuse for purposes of Section 3.8.

(d)                                 The foregoing remedies and Accenture’s rights under Section 3.8 constitute Accenture’s sole and exclusive remedies and Hawaiian Telcom’s entire liability with respect to infringement.

14.6        Indemnification Procedures.  With respect to each Party’s defense and indemnification obligations under this Agreement, the following procedures shall apply:

(a)                                  Notice.  Promptly after receipt by any entity entitled to indemnification under Section 14.1 through Section 14.5 (each, an “Indemnitee”) of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the Indemnitee elects to seek indemnification pursuant to any such Section, the Indemnitee shall promptly notify the indemnifying party (each, an “Indemnitor”) of such claim in writing.  No failure to so notify an Indemnitor shall relieve Indemnitor of its obligations under this Agreement except to the extent that Indemnitor can demonstrate it has been damaged or prejudiced by such failure.  Within fifteen (15) days following receipt of written notice from the Indemnitee relating to any such claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the Indemnitor shall notify the Indemnitee in writing if the Indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b)                                 Procedure Following Notice of Election.  If the Indemnitor delivers a Notice of Election relating to any claim within the required notice period, the Indemnitor shall be entitled to have sole control over the defense and settlement of such claim, provided that:

(i)                                     the Indemnitee may observe such proceedings at its own cost;

(ii)                                  except as otherwise provided in Section 14.6(b)(iii) below, the Indemnitor shall obtain the prior written approval of the Indemnitee before entering into any settlement of such claim or ceasing to defend against such claim; and

(iii)                               the Indemnitor may not enter into an agreement under which (1) Indemnitee admits fault or (2) Indemnitee is required to take (or is prohibited from taking) any actions, without Indemnitee’s prior written consent which consent may be granted or withheld in Indemnitee’s sole discretion.

After the Indemnitor has delivered a Notice of Election relating to any claim in accordance with Section 14.6(a), the Indemnitor shall not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the defense of that claim.  In addition, the Indemnitor shall not be required to indemnify the Indemnitee for any amount paid or payable by the Indemnitee in the settlement of any claim for which the Indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnitor.

(c)                                  Procedure Where No Notice of Election Is Delivered.  If the Indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period in accordance with Section 14.6(a), the Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate.  If it is later determined that the Indemnitor was obligated to defend, indemnify and hold harmless the Indemnitee from the applicable claim, the Indemnitor shall be responsible for reimbursing the Indemnitee for its reasonable costs and expenses in defending such claim, including payment of any judgment or award and the costs of settlement or compromise of the claim.  In such event, the Indemnitor shall promptly reimburse the Indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

14.7        Subrogation.  If an Indemnitor is obligated to indemnify an Indemnitee pursuant to this Article XIV, the Indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the Indemnitee with respect to the claims to which such indemnification relates.

ARTICLE XV
LIMITATION OF LIABILITY AND RISK ALLOCATION

15.1        Liability Cap.

(a)                                  THE LIMIT OF EACH PARTY’S LIABILITY (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BY STATUTE OR OTHERWISE) TO THE OTHER PARTY IN ANY MATTER RELATED TO THIS AGREEMENT UNDER EACH SOW, SHALL NOT IN THE AGGREGATE EXCEED AN AMOUNT EQUAL TO THE GREATER OF THE MINIMUM LIABILITY CAP, OR:

(i)                                     SUBJECT TO EXHIBIT Q (OTHER TERMS) WITH RESPECT TO LIABILITY FOR BREACH OF SECTION 10.1(c), FOR LIABILITY ARISING FROM THE RECOVERY SERVICES AND SERVICES PERFORMED UNDER THE INTERIM ARRANGEMENT, CHARGES PAID TO ACCENTURE UNDER THE RECOVERY SERVICES SOW AND INTERIM ARRANGEMENT DURING THE LIABILITY CAP CALCULATION PERIOD;

(ii)                                  FOR LIABILITY ARISING FROM THE ENHANCEMENT SERVICES, CHARGES FOR ENHANCEMENT SERVICES PAID TO ACCENTURE UNDER THE ENHANCEMENTS SOW DURING LIABILITY CAP CALCULATION PERIOD; OR

(iii)                               FOR LIABILITY ARISING FROM THE AM SERVICES, CHARGES FOR AM SERVICES PAID TO ACCENTURE UNDER THE AM SERVICES SOW DURING THE LIABILITY CAP CALCULATION PERIOD.

(b)                                 The limitation set forth in Section 15.1(a) above and Section 15.2 below shall not apply to the liability of the applicable Party to the extent such liability results from (i) such Party’s obligation to indemnify (Article XIV); or (ii) such Party’s breach of its obligations with respect to confidentiality (Article XI).  In addition, Hawaiian Telcom’s obligation to pay amounts due shall not be subject to the cap set forth in Section 15.1.

(c)                                  Mitigation.  Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages.

(d)                                 Service Level Credits.  In addition to Hawaiian Telcom’s right to terminate for default under Section 16.1, the provision of Service Level Credits shall constitute Hawaiian Telcom’s sole and exclusive remedy for the failure of Accenture to meet a service level.  As of the Effective Date, there are no service levels other than as set forth in Exhibit B-3 (AM Services Statement of Work).  Any such Service Level Credits paid by Accenture shall apply to the liability cap specified in Section 15.1(a).

(e)                                  Any amount recovered by Hawaiian Telcom or Licensor from Accenture in connection with the Verizon Sublicense Agreement or incurred by Accenture in connection with its indemnification obligation therein shall apply toward the aggregate of all liability caps specified in Section 15.1(a), except to the extent such liability is excluded from the cap pursuant to Section 15.1(b) or results from (i) Accenture’s breach of its obligations with respect to confidentiality or (ii) an act or omission for which Accenture would be obligated to indemnify Hawaiian Telcom under this Agreement, had the act or omission occurred under this Agreement.  Hawaiian Telcom shall reimburse Accenture to the extent the application of any such amount which is subject to such liability caps to the applicable liability cap in Section 15.1(a) causes the liability cap to be exceeded.

To the extent that Licensor or its indemnitees recover any amounts from Accenture as an indemnitee or third party beneficiary under the Verizon Sublicense Agreement,  Hawaiian Telcom covenants not to seek any damages (including direct damages) from Accenture under this Agreement or the Verizon Sublicense Agreement for the same breach or indemnification obligation.

Hawaiian Telcom covenants not to seek any consequential, incidental, indirect, special or punitive damage, loss or expenses (including but not limited to business interruption, lost business, lost profits, or lost savings) in connection with the Verizon Sublicense Agreement, even if it has been advised of their possible existence, except to the extent Hawaiian Telcom would be entitled to seek such damages pursuant to Section 15.1(b) of this Agreement.

15.2        Limitation on Category of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGE, LOSS OR EXPENSES (INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, OR LOST SAVINGS) EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

15.3        Contractual Statute of Limitation.  Neither Party may assert against the other Party any claim through mediation, arbitration or litigation for breach or nonperformance in connection with this Agreement unless the asserting Party has given the other Party written notice of the claim within four (4) years after the cause of action accrues.

15.4        Replenishment of Liability Cap.  If, at any time, the total aggregate liability of Accenture for claims asserted by Hawaiian Telcom, in good faith, under or in connection with this Agreement exceeds ninety percent (90%) of the liability cap specified for a Statement of Work in Section 15.1(a) and, upon the request of Hawaiian Telcom, if Accenture refuses to replenish the available cap to an amount at least equal to fifty percent (50%) of the original liability cap, then Hawaiian Telcom may terminate this Agreement without payment of Wind-Down Costs (or other termination liability).

15.5        Recourse. The Parties agree that they shall look only to the corporate or firm assets of the other Party in connection with any liabilities hereunder and in no event shall they have any claim against any shareholder, partner or holder of an ownership interest in the other Party in connection with this Agreement.

15.6        Reasonable Allocations.  The allocations of liability in this Section 15 represent the agreed and bargained-for understanding of the Parties and Accenture’s compensation for the Services reflects such allocations.

15.7        Insurance Coverage.

(a)                                  To the extent such coverage remains commercially available on reasonable terms, Accenture shall, during the Term, maintain in full force and effect at least the following insurance coverages on the terms described below in Section 15.8, on behalf of itself:

(i)                                     Workers’ Compensation and Employers’ Liability, including coverage for occupational injury, illness and disease, or other similar social insurance in accordance with Laws (including the Laws of any location in which any Accenture employee provides Services to the extent such location exercise jurisdiction over the Accenture employee) with Workers’ Compensation coverage as required by Laws and, with respect to Employers’ Liability coverage, minimum limits of one million dollars ($1,000,000) each accident,  of one million ($1,000,000) disease policy limit, and one million ($1,000,000) per disease each employee or the minimum limits required by Laws.

(ii)                                  Commercial General Liability Insurance, including Products and Completed Operations, Premises and Operations liability, Personal and Advertising Injury, Contractual Liability and Broad Form Property Damage Liability coverages, on an occurrence basis, with a minimum limit per occurrence of five million dollars ($5,000,000) and an minimum annual aggregate limit of five million dollars ($5,000,000).  This coverage shall name Hawaiian Telcom and its Affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be), agents, successors and assigns as additional insured for covered claims to the extent Accenture owes Hawaiian Telcom an indemnity under this Agreement.

(iii)                               Property Insurance, including Extra Expense and Business Income coverage, for “All Risks” of physical loss of or damage to Accenture’s business property and equipment used in connection with the Services.  Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis and time element insurance on an actual loss sustained basis.

(iv)                              Automobile Liability and No-fault (if required by Laws) Insurance, including coverage for Accenture’s owned, non-owned and hired automobiles for bodily injury and property damage, with a combined single limit of two million dollars ($2,000,000) for any one accident or loss.  No-fault to include statutory minimum benefits as required in the jurisdiction in which the work is to be performed.  This coverage shall be endorsed to name Hawaiian Telcom and its Affiliates, and their respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be), agents, successors and assigns as additional insured for covered claims to the extent Accenture owes Hawaiian Telcom an indemnity under this Agreement.

(v)                                 Errors and Omissions Insurance with a limit per claim and in the aggregate of thirty dollars ($30,000,000).

(vi)                              Crime Insurance with a minimum limit per loss and in the aggregate of five million dollars ($5,000,000).

(b)                                 The limits specified above may be satisfied by Accenture using a single policy or a combination of primary and umbrella and/or excess policies.

15.8        Insurance Terms.

(a)                                  To the extent required for Accenture to meet its obligations under this Agreement, the insurance coverages under Section 15.7(a)(i) through Section 15.7(a)(iv) shall be primary, (excluding, however, the coverage under Section 15.7(a)(ii) (i.e., Commercial General Liability Insurance) as it relates to any Accenture performance on Hawaiian Telcom premises where Accenture is not in control of the premises), and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by Hawaiian Telcom.  All coverage required by Sections 15.7(a)(ii) and 15.7(a)(iv) shall be endorsed for cross-liability coverage or contain a severability of interests clause.  To the extent any coverage is written on a claims-made basis, it shall have a retroactive date prior to the Effective Date and shall be maintained for at least one (1) year after the Term to the extent such coverage is commercially available on reasonable terms.

(b)                                 Accenture shall cause its insurers to issue certificates of insurance or other similar forms evidencing that the coverages and policy endorsements required under this Agreement are maintained in force within thirty (30) days after the Effective Date and thereafter on an annual basis.  The insurers selected by Accenture shall have (unless Hawaiian Telcom, acting reasonably, agrees otherwise) an A.M. Best rating of A-VII or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.  Accenture shall ensure that its subcontractors, if any, maintain insurance coverages appropriate to the scope of their participation in the work.

(c)                                  In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Article XV, Accenture shall be responsible to take such action.

(d)                                 Accenture shall promptly inform Hawaiian Telcom during the Term each time the required limit in one or more of the coverages in Section 15.7(a)(i) through Section 15.7(a)(iv) is reduced.

(e)                                  None of the Accenture obligations specified in this Article XV as to types, limits and approval of insurance coverage to be maintained by Accenture are intended to, and shall not in any manner, limit or expand the liabilities and obligations assumed by Accenture under this Agreement.

ARTICLE XVI
TERMINATION

16.1        Termination for Cause by Hawaii Telcom.  Hawaiian Telcom may terminate this Agreement, in whole, or the affected part, upon written notice to Accenture if Accenture:

(a)                                  materially breaches any of its duties or obligations under this Agreement and fails to cure such breach within thirty (30) days after written notice from Hawaiian Telcom to Accenture of its intent to terminate for cause; provided, that if Accenture works diligently and in good faith to cure such breach and such breach is not capable of being cured within thirty (30) days, Accenture may request a reasonable amount of additional time to cure such breach if it demonstrates that it is capable of curing such breach within the additional period, which request may be granted or denied in Hawaiian Telcom’s sole discretion;

(b)                                 materially breaches any of its duties or obligations under this Agreement which is not capable of being cured within thirty (30) days, provided that, for breaches of confidentiality, provided Accenture has otherwise complied in all material respects with its obligations hereunder, Accenture will be deemed to have cured the breach if, within thirty (30) days after receipt of notice of Hawaiian Telcom’s intent to terminate, Accenture takes reasonable actions to prevent the recurrence of such breach;

(c)                                  commits numerous breaches of its duties or obligations under this Agreement which in the aggregate are material and fails to cure such breaches within thirty (30) days after receiving written notice of Hawaiian Telcom’s intent to terminate for cause;

(d)                                 fails to achieve either Interim Deliverable Acceptance or Final Acceptance for a System Deliverable under the Recovery Services SOW, to the degree that would entitle Hawaiian Telcom the right to cancel the applicable Recovery Project under Exhibit C (Acceptance), for ten percent (10%) or more distinct Recovery Projects existing as of the Effective Date, provided that Hawaiian Telcom notifies Accenture of its election to terminate under this Section 16.1(d) within one hundred twenty (120) days after the event giving rise to such termination right, and that Hawaiian Telcom’s right to terminate pursuant to this sentence is Hawaiian Telcom’s sole and exclusive remedy;

(e)                                  fails to meet the timeline targets under Section 5 of Exhibit B-1 (Recovery Services) for achieving Final Acceptance by more than one release cycle each for fifteen percent (15%) or more distinct Recovery Projects existing as of the Effective Date, provided that Hawaiian Telcom notifies Accenture of its election to terminate under this Section 16.1(e) within one hundred twenty (120) days after the event giving rise to such termination right, and that Hawaiian Telcom’s right to terminate pursuant to this sentence is Hawaiian Telcom’s sole and exclusive remedy.  By way of example, if the release cycle for the Recovery Project is bi-weekly, the release cycle for purposes of this Section shall be bi-weekly; if the release cycle for the Recovery Project is monthly, the release cycle for purposes of this Section shall be monthly; or

(f)                                    becomes liable for or incurs Service Level Credits under this Agreement that, in the aggregate, exceed sixty percent (60%) of the cumulative At Risk Amount during any rolling six (6) month period.

16.2        Termination for Cause by Accenture.

(a)                                  Accenture may terminate this Agreement if, and only if:

(i)                                     Hawaiian Telcom fails to pay undisputed charges together with any disputed charges for which Hawaiian Telcom is obligated to pay Accenture pursuant to Section 9.7, that in total are equal to or greater than $2,000,000 (the “Minimum Amounts”).  If Accenture desires to terminate this Agreement pursuant to this Section 16.2(a), Accenture shall first provide written notice of the amounts claimed to be past due and an express statement that Accenture intends to terminate this Agreement citing this Section of the Agreement if the payment failure is not cured.  If Hawaiian Telcom does not cure the payment failure within thirty (30) days after receipt of such notice and Accenture wishes to proceed toward exercising its right to terminate this Agreement under this Section 16.2(a), Accenture shall send a second notice containing the same information as the first notice.  Accenture may terminate this Agreement if any Minimum Amounts remain unpaid after ten (10) days following Hawaiian Telcom’s receipt of the second notice;

(ii)                                  Hawaiian Telcom breaches, in a material respect, its obligations to maintain the confidentiality of Accenture Confidential Information, with the intent to breach such obligations, and fails to correct the underlying systemic cause of the breach within thirty (30) days after written notice from Accenture of its intent to terminate for cause; or

(iii)                               Hawaiian Telcom breaches, in a material respect, restrictions associated with its license to Accenture-Owned Technical Elements, with the intent to breach such obligations, and fails to correct such breach within thirty (30) days after written notice from Accenture of its intent to terminate for cause.

(b)                                 Pursuant to Section 3.8(a), no other failure by Hawaiian Telcom to perform any of its responsibilities set forth in this Agreement shall be deemed to be grounds for termination by Accenture.

16.3        Termination Upon Change of Control.

(a)                                  Accenture Change of Control.  If a Change of Control of Accenture occurs, Hawaiian Telcom may, within ninety (90) days after the Change of Control event, give written notice terminating this Agreement (effective as of the date specified in such notice) if the new owner or the successor in interest is a Hawaiian Telcom Competitor or otherwise an undesirable presence in the marketplace.  The Parties agree that an ‘undesirable presence’ is a vendor that would, by virtue of reputation or past experience known to Hawaiian Telcom, be undesirable to have in a position of control or influence over Accenture.  Hawaiian Telcom shall pay to Accenture on the effective date of such the termination Accenture’s Wind-Down Costs.

(b)                                 Upon any termination by Hawaiian Telcom pursuant to this Section 16.3, Hawaiian Telcom shall pay to Accenture (pursuant to the terms and conditions of the Agreement regarding invoicing and payment) all monies then due and owing to Accenture under this Agreement for Services rendered prior to the effective date of termination, less any monies or credits then due and owing to Hawaiian Telcom under this Agreement.

16.4        Termination Assistance Services.  Commencing at the later of (i) six (6) months prior to the scheduled expiration date of the applicable SOW, or (ii) the delivery of any notice of termination of this Agreement or any part thereof (or such other date as mutually agreed by the Parties), and continuing through up to six (6) months after the effective date of expiration or termination of the applicable Statement of Work or part thereof, Hawaiian Telcom may elect to receive Termination Assistance Services; provided that (i) in the case of the expiration of the Agreement, Hawaiian Telcom gives Accenture written notice of its election to receive Termination Assistance Services within thirty (30) days following Accenture’s provision of a reminder notice that Hawaiian Telcom must advise Accenture as to whether and the extent to which it desires to receive Termination Assistance Services (which notice Accenture will provide at least 120 days prior to the expiration of the Agreement) or (ii) in the case of the earlier termination of the Agreement, Hawaiian Telcom gives Accenture written notice of its election to receive Termination Assistance Services as soon as reasonably possible in the event of an earlier termination.  The period during which Hawaiian Telcom elects to receive the Termination Assistance Services pursuant to the preceding sentence is the “Termination Assistance Period.”

16.5        Change in Laws.  If a Law arises or there is a change in any Laws, which in either case, materially increase Hawaiian Telcom’s costs for the Services or otherwise adversely affects the Services, in each case in a material manner, Hawaiian Telcom may terminate this Agreement, in whole or in part, subject to the payment of Wind Down Costs.

16.6        Survival of Provisions.  Upon the expiration or termination of this Agreement for any reason, the provisions of Article VI (solely with respect to licenses that are perpetual or that otherwise state that they survive expiration or termination of this Agreement), Section 10.1 (but solely until the expiration of the applicable Application Warranty Period), Article XI, Article XII, Article XIII (to the extent expressly provided for therein), Article XIV, Article XV, Article XVII, and Article XX shall survive indefinitely.

16.7        Equitable Remedies.

(a)                                  Accenture recognizes that any breach by Accenture of Section 16.4 is likely to cause irreparable injury to Hawaiian Telcom and that, in the event of a violation or threatened or attempted violation of any of these obligations, Hawaiian Telcom will have no adequate remedy at law.

(b)                                 The Parties acknowledge that any breach of the provisions of this Agreement relating to the non-disclosure and protection of Confidential Information and license restrictions applicable to Technical Elements is likely to cause irreparable injury to the other Party and that, in the event of a violation or threatened or attempted violation of any of these obligations, the injured Party will have no adequate remedy at law.

ARTICLE XVII
DISPUTES

17.1        Informal Dispute Resolution.

(a)                                  Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve any dispute, controversy or claim arising under or in connection with this Agreement (a “Dispute”) informally, as follows:

(i)                                     A Dispute will be deemed initiated upon either Party’s receipt of a written notice of Dispute from the other Party (such notice, the “Dispute Notice”, and such date, the “Dispute Start Date”).  First, the Hawaiian Telcom Account Representative and the Accenture Account Representative shall meet as often, for a duration and as promptly as the Parties deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(ii)                                  If the Hawaiian Telcom Account Representative and the Accenture Account Representative are unable to resolve the Dispute within fifteen (15) days after the Dispute Start Date, the Dispute shall be referred to the Service Management Steering Committee.  The Service Management Steering Committee shall use reasonable efforts to resolve such Dispute or, if appropriate, to negotiate a modification or amendment to this Agreement.  The Service Management Steering Committee shall meet as often, for a duration and as promptly as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(iii)                               If the Service Management Steering Committee is unable to resolve the Dispute within thirty (30) days after the Dispute Start Date, then each of Accenture and Hawaiian Telcom shall appoint one senior executive who is not involved on a day-to-day basis with the subject matter of this Agreement.  Such senior executives shall meet as often, for a duration, and as promptly as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute.

(iv)                              During the course of such discussions, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the Dispute, shall be honored in order that each of the Parties may be fully apprised of the other’s position.  The specific format for such discussions shall be left to the discretion of the Parties, but may include the preparation of agreed-upon statements of fact or written statements of position.

(b)                                 Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(i)                                     the good faith determination by the appointed senior executives that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii)                                  forty-five (45) days following the Dispute Start Date.

17.2        Alternative Dispute Resolution.  If a Dispute cannot be resolved as provided in Section 17.1, each Party will be free to exercise any other rights available to it, including litigation.

17.3        Exceptions to Dispute Resolution Procedure.  The provisions of Sections 17.1 and 17.2 shall not be construed to prevent a Party from:

(a)          seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted breach) of this Agreement by the other Party; or

(b)         instituting litigation or other formal proceedings to the extent necessary (i) to avoid the expiration of any applicable limitations period or (ii) to preserve a superior position with respect to other creditors.

17.4        Continued Performance.  Except for Hawaiian Telcom’s right to withhold amounts it disputes in good faith as provided for in, and in compliance with, Section 9.7, each Party agrees to continue performing its obligations under this Agreement while any Dispute is being resolved.

ARTICLE XVIII
FORCE MAJEURE

18.1        Force Majeure Events.  Neither Party shall be liable to the other Party for any default or delay in the performance of its obligations under this Agreement (except for payment obligations):

(a)                                  if and to the extent that the default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature, epidemics, pandemics, quarantines, acts of God, acts of war, terrorism or civil unrest or any other cause beyond the reasonable control of the Party, and

(b)                                 provided the non-performing Party is without fault in causing the default or delay and the default or delay could not have been prevented by reasonable precautions (each such event, a “Force Majeure Event”).  In such event, the non-performing Party is excused from further performance for as long as such circumstances prevail and the Party continues to use Reasonable Efforts to recommence performance.

18.2        Force Majeure Notice.  The non-performing Party shall notify the other Party by telephone or, if telephone is unavailable, by the most immediate available alternate means, (to be confirmed in writing within three (3) days after the onset of the Force Majeure Event) and, upon having been able to gather sufficient facts and details regarding the Force Majeure Event, shall describe at a reasonable level of detail the circumstances causing such delay.  Accenture shall not delay such notification in an effort to gather details regarding a Force Majeure Event.

18.3        Strike, Lockout.  The Parties agree that a strike, lockout or similar labor dispute by any Accenture Personnel (including any employees of a subcontractor of Accenture) shall not be a Force Majeure Event.  A failure of a subcontractor of Accenture in performing services used by Accenture in performing the Services shall not be considered a Force Majeure Event unless the subcontractor’s performance failure was caused by a Force Majeure Event.

18.4        Critical Services.  If a Force Majeure Event substantially prevents or delays performance of any Services, Hawaiian Telcom, at its sole discretion, may procure the Services from an alternate source at Hawaiian Telcom’s expense.  If Accenture is unable to resume performing any affected Critical Services within ten (10) consecutive calendar days after the Force Majeure Event commenced, Hawaiian Telcom, in its sole discretion, may (i) terminate any portion of this Agreement (or the Services) that is materially affected by the nonperformance and the Charges for the remaining Services shall be equitably adjusted; or (ii) terminate the applicable SOW, in each case with the payment of Accenture’s Wind-Down Costs and as of the date specified in Hawaiian Telcom’s notice.  For purposes of this Agreement, a “Critical Service” shall mean a function or service that is identified in an SOW as a Critical Service, or for which a Critical Service Level applies, or which, if not available, would adversely affect Hawaiian Telcom’s business in a material respect.

18.5        Force Majeure and Charges.  Accenture shall not have the right to any additional payments from Hawaiian Telcom as a result of any Force Majeure Event and Accenture may not charge Hawaiian Telcom for any Services that are not provided during the pendency of the Force Majeure Event.  If Charges have been prepaid for Services that are not provided during a Force Majeure Event, Accenture shall credit the amounts attributable to the time during which the relevant Services were affected by the Force Majeure Even on the next invoice rendered to Hawaiian Telcom.  If Accenture is able to perform part but not all of an affected Service during a Force Majeure Event, the Charges for such Service shall be equitably reduced to reflect the diminution in the value of the remaining Services that actually are provided during such time.

18.6        Disaster Recovery and Business Continuity Plan.  Force Majeure Events shall not relieve Accenture of its obligation to execute the Disaster Recovery Services included in Exhibit B-4 (Cross-Functional SOW) for Hawaiian Telcom to the extent that Accenture is obligated to do so under this Agreement, except to the extent that execution of the Disaster Recovery Services is itself prevented by a Force Majeure Event at the relevant disaster recovery facilities.

ARTICLE XIX
COMPLIANCE WITH LAWS AND REGULATIONS

19.1        Compliance with Laws.  Accenture shall be responsible for complying with Accenture Laws.  Hawaiian Telcom shall be responsible for complying with Hawaiian Telcom Laws.  Hawaiian Telcom acknowledges that Accenture is not obligated or expected to determine whether its Services, Deliverables, suggestions, analyses or recommendations, if implemented, would comply with Hawaiian Telcom Laws.

19.2        US Sarbanes-Oxley.  Accenture shall maintain processes and procedures relating to the Services in accordance with the reasonable written requirements delineated in advance by Hawaiian Telcom to meet Hawaiian Telcom’s internal control requirements.  Hawaiian Telcom retains responsibility for compliance with regulatory requirements that pertain to its business including the Sarbanes-Oxley Act.  In the event that Hawaiian Telcom wishes to make changes to the internal control requirements, they shall be submitted in accordance with the Contract Change Control Process.

ARTICLE XX
MISCELLANEOUS

20.1        Hawaiian Telcom Affiliates.  With respect to any Hawaiian Telcom Affiliates that receive Services from Accenture for their internal use under this Agreement, Hawaiian Telcom shall (i) retain responsibility for payment of such Services; and (ii) cause such Affiliates to comply with the applicable terms and conditions of this Agreement.

20.2        Injunctive Relief.  Each Party shall have the right to seek injunctive or other equitable relief to address breaches (or attempted breaches) of the obligations of the other Party under this Agreement.

20.3        Binding Nature and Assignment.  Neither Party may assign this Agreement without the prior written consent of the other, except that:

(a)                                  Hawaiian Telcom may assign its rights and obligations under this Agreement without the approval of Accenture to (i) an entity which acquires all or substantially all of the assets of Hawaiian Telcom and which is not a Accenture Competitor; (ii) any Affiliate in connection with a reorganization or consolidation; or (iii) any subsidiary or Affiliate or successor in a merger or acquisition involving Hawaiian Telcom which is not a Accenture Competitor; provided that in each case such successor assumes in writing all of the covenants and obligations of Hawaiian Telcom in this Agreement; and

(b)                                 Accenture may assign its rights and obligations under this Agreement without the approval of the Hawaiian Telcom to (i) an entity which acquires all or substantially all of the assets of Accenture and which is not a Hawaiian Telcom Competitor; (ii) any Affiliate in connection with a reorganization or consolidation; or (iii) any subsidiary or Affiliate or successor in a merger or acquisition involving Accenture which is not a Hawaiian Telcom Competitor; provided that in each case such successor assumes in writing all of the covenants and obligations of Accenture in this Agreement.    Notwithstanding the foregoing or anything herein to the contrary, if Accenture assigns this Agreement to an undesirable presence in the market place (e.g., a vendor that would, by virtue of reputation or past experience known to Hawaiian Telcom, be undesirable to have in a position of control or influence over Accenture), Hawaiian Telcom shall have the right to terminate this Agreement subject to the payment of any Wind Down Costs.

(c)                                  Each Party shall notify the other Party as promptly as reasonably possible as to occurrence, or likely occurrence, of any assignment under this Section 20.3.

Neither Party shall be relieved of its obligations under this Agreement as a result of any such assignment.

20.4        Cooperation; Consents.  Each Party shall cooperate with the other Party in good faith in the performance of its respective activities contemplated by this Agreement through, among other things, making available, as reasonably requested by the other Party, such management decisions, information, approvals and acceptances in order that the provision of the Services under this Agreement may be accomplished in a proper, timely and efficient manner.  Where agreement, approval, acceptance or consent of either Party is required by any provision of this Agreement, such action shall not be unreasonably withheld, conditioned or delayed unless such action is expressly identified as being at the sole discretion of such Party.

20.5        Relationship of Parties.  In connection with this Agreement, each Party is an independent contractor.  Except as expressly provided in this Agreement, Accenture does not undertake to perform any obligation of Hawaiian Telcom, whether regulatory or contractual, or to assume any responsibility for Hawaiian Telcom’s business or operations.  This Agreement establishes and shall only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and shall not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose.  In no event shall Accenture be deemed to be acting in a fiduciary capacity for Hawaiian Telcom.  With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer.

20.6        Notice.  Wherever under this Agreement one Party is required or permitted to give notice to the other Party, such notice shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by nationally recognized express courier or sent by certified mail (return receipt requested).  All notices will be accompanied by an email to the email address set forth below with a conspicuous notice in the subject line (e.g., “Official Notice Under Accenture ASA”).  Any such notice shall be deemed given when actually received and shall be addressed as follows:

In the case of Hawaiian Telcom:

Hawaiian Telcom, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813
Attention:  Chief Information Officer (David Torline)
Facsimile Number: (808) 546-8956

Email:  David.Torline@hawaiiantel.com

with a copy (which shall not constitute effective notice) to:

Hawaiian Telcom, Inc.
1177 Bishop Street
Honolulu, Hawaii 96813
Attention:  General Counsel (Alan Oshima)
Facsimile Number: (808) 546-8956
Email:  Alan.Oshima@hawaiiantel.com

In the case of Accenture:

Accenture
11951 Freedom Drive
Reston, Virginia  20190
Attention:  Timothy A. Hale
Facsimile Number:  678-657-1752
Email:  timothy.a.hale@accenture.com

with a copy (which shall not constitute effective notice) to:

Accenture
Attn:  C&HT Legal Counsel (Steve Olson)
161 N. Clark Street
Chicago, IL  60601
USA
Facsimile Number:  312.652.5787
Email:  Steve.Olson@accenture.com

Either Party may change its address for notices upon giving ten days written notice of the change to the other Party in the manner provided above.

20.7        Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance, will be declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and it is the intent and agreement of the Parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting another provision that is legal and enforceable and that achieves the same objective.

20.8        No Third-Party Beneficiaries.  Nothing contained in this Agreement is intended or shall be construed to confer upon any person (other than the Parties hereto and the Indemnitees specifically identified in Article XIV) any rights, benefits or remedies of any kind or character whatsoever, and no Person shall be deemed a third-party beneficiary under or by reason of this Agreement.

20.9        Publicity.  No public disclosures by either Party relating to this Agreement, except for (i) internal announcements or (ii) disclosures required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be made without the prior written approval of authorized representatives of the other Party.  During the Term of the Agreement and so long as Hawaiian Telcom has not terminated this Agreement, Accenture may identify Hawaiian Telcom as a client of Accenture and generally describe the nature of the Services in Accenture’s promotional materials, case studies, qualification statements, and proposals to current and prospective clients, provided that such listing is factual only (e.g., Hawaiian Telcom is listed with at least 10 other customers, in alphabetical order, without the use of any Hawaiian Telcom trademark or logo, etc.).  The Parties agree to negotiate in good faith a joint press release approved by both Parties announcing the existence of this Agreement and the general nature of the Services, within thirty (30) days after the Effective Date.

20.10      Service Marks.  Neither Party shall, without the other’s prior written consent, use the name, service marks or trademarks of the other; except that a Party may use the other Party’s name to the extent provided in Section 20.9.

20.11      Amendment.  This Agreement may not be modified or amended except by a written instrument executed by an authorized representative of each Party.

20.12      Entire Agreement.  This Agreement (including Exhibits hereto and any Statements of Work entered into hereunder, each of which is incorporated herein by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, other than the Interim Arrangement, whether written or oral, between the Parties with respect to the subject matter hereof.  This Agreement does not supersede the Interim Arrangement, and the terms and conditions of the Interim Arrangement shall continue to govern services performed thereunder, except that the terms and conditions of this Agreement relating to (i) intellectual property ownership, (ii) Recovery Services fees, and (iii) limitations on liability for the Recovery Services shall supersede such terms and conditions of the Interim Arrangement. In addition, Section 14.3(f) of this Agreement shall apply in lieu of Section 20(a) of Attachment B to the Interim Arrangement, which is hereby deleted.  There are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement.

20.13      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of State of New York, without giving effect to such State’s conflict of Laws rules.  The Parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement and the performance of the Parties contemplated under this Agreement, to the extent that such convention might otherwise be applicable.

20.14      Inconsistencies.  To the extent that the provisions of the Terms and Conditions of this Agreement and of any other Exhibit of this Agreement hereto are in any respect inconsistent, the Terms and Conditions shall govern and control, provided that with respect to the description of the Services, the Exhibits hereto shall govern and control.

20.15      Counterparts.  This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties.

*  *  *  *  *  *

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the Parties hereto as of the Effective Date.

HAWAIIAN TELCOM		ACCENTURE

By:	/s/ Michael S. Ruley	By:	/s/ Timothy A. Hale

Name:	Michael S. Ruley	Name:	Timothy A. Hale

Title:	Chief Executive Officer	Title:	Partner